                                                                   EXHIBIT 10.7




                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                DICKINSON, INC.

                                      AND

                            HOLLYWOOD THEATERS, INC.


                          DATED AS OF AUGUST 19, 1997

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE I
         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.1              Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II
         SALE AND TRANSFER OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 2.1              Sale and Transfer of Dickinson Assets . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 2.2              Sale and Transfer of Hollywood Assets . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 2.3              Cash Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         SECTION 2.4              Expenses; Proration of Cash and Expenses  . . . . . . . . . . . . . . . . . . . . . . 9
         SECTION 2.5              [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.6              Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.7              Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.8              Non-Assignable Assumed Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE III
         THE CLOSING; TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.1              Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.2              Conditions Precedent to Obligations of Hollywood  . . . . . . . . . . . . . . . . .  13
         SECTION 3.3              Conditions Precedent to Obligations of Dickinson  . . . . . . . . . . . . . . . . .  15
         SECTION 3.5              Hollywood's Inspection of the Dickinson Assets  . . . . . . . . . . . . . . . . . .  18
         SECTION 3.6              Dickinson's Inspection of the Hollywood Assets  . . . . . . . . . . . . . . . . . .  19
         SECTION 3.7              Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 3.8              Survey and Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF DICKINSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.1              Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.2              Authority; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 4.3              Absence of Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 4.4              Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 4.5              Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.6              Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.7              Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 4.8              Contracts and Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         SECTION 4.9              Theater Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.10             Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.11             Assets Necessary to Business; Effect of Transfer  . . . . . . . . . . . . . . . . .  28
         SECTION 4.12             Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.13             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.14             Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.15             Utilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.16             Defects.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.17             Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.18             Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.19             Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.20             Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF HOLLYWOOD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 5.1              Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 5.2              Authority; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 5.3              Absence of Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 5.4              Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 5.5              Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 5.6              Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.7              Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.8              Contracts and Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.9              Theater Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.10             Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.11             Assets Necessary to Business; Effect of Transfer  . . . . . . . . . . . . . . . . .  36
         SECTION 5.12             Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.13             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.14             Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 5.15             Utilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.16             Defects.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.17             Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.18             Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.19             Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.20             Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE VI
         DICKINSON COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 6.1              Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 6.2              Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 6.3              Satisfaction of All Conditions Precedent  . . . . . . . . . . . . . . . . . . . . .  41

         SECTION 6.4              No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 6.5              Material Developments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 6.6              Notice of Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 6.7              Notice of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 6.8              Continuation of Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 6.9              Interim Operations of the Company . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 6.10             Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 6.11             Preservation of Books and Records . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 6.12             Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 6.13             Use of Corporate Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE VII
         HOLLYWOOD COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 7.1              Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 7.2              Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 7.3              Satisfaction of All Conditions Precedent  . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 7.4              No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 7.5              Material Developments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 7.6              Notice of Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 7.7              Notice of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 7.8              Continuation of Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 7.9              Interim Operations of the Company . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 7.10             Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 7.11             Preservation of Books and Records . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 7.12             Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 7.13             Use of Corporate Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.14             Ramada 4 Theater  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VIII
         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . .  47
         SECTION 8.1              Survival of Representations and Agreements  . . . . . . . . . . . . . . . . . . . .  47
         SECTION 8.2              Indemnification of Hollywood  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 8.3              Indemnification of Dickinson  . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 8.4              Indemnification for Third Party Claims  . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 8.5              Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE IX
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 9.1              Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

         SECTION 9.2              Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 9.3              Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 9.4              Parties in Interest; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 9.5              Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 9.6              Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 9.7              Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 9.8              Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 9.9              Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 9.10             Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 9.11             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 9.12             Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

Exhibit A - Form of Assignment and Assumption Agreement
Exhibit B - Form of Bill of Sale and Assignment
Exhibit C - Form of Landlord Consent and Subordination

Schedule 2.1(a)  -        Dickinson Fee Theater
Schedule 2.1(b)  -        Dickinson Leased Theaters
Schedule 2.1(d)  -        Dickinson Assignable Consents, Licenses and Authorizations
Schedule 2.1(e)  -        Dickinson Assumed Contracts
Schedule 2.1(g)  -        Dickinson Excluded Assets
Schedule 2.2(a)  -        Hollywood Fee Theaters
Schedule 2.2(b)  -        Hollywood Leased Theaters
Schedule 2.2(d)  -        Hollywood Assignable Consents, Licenses and Authorizations
Schedule 2.2(e)  -        Hollywood Assumed Contracts
Schedule 2.2(g)  -        Hollywood Excluded Assets
Schedule 2.6(a)  -        Dickinson Existing Debt
Schedule 2.6(b)  -        Hollywood Existing Debt
Schedule 3.8(b)  -        Title Commitments
Schedule 4.3     -        Dickinson Conflicts and Consents
Schedule 4.4     -        Dickinson Liens; Agreements Granting Rights to Third Parties
Schedule 4.5     -        Dickinson Proprietary Rights
Schedule 4.6     -        Dickinson Financial Statements
Schedule 4.7     -        Dickinson Conduct of Business
Schedule 4.8     -        Dickinson Contracts and Other Agreements
Schedule 4.9     -        Dickinson Theater Locations
Schedule 4.12    -        Dickinson Litigation
Schedule 4.14    -        Dickinson Environmental Law Undertakings
Schedule 4.16    -        Dickinson Defects
Schedule 4.19    -        Dickinson Brokers
Schedule 5.3     -        Hollywood Conflicts and Consents
Schedule 5.4     -        Hollywood Liens; Agreements Granting Rights to Third Parties
Schedule 5.5     -        Hollywood Proprietary Rights
Schedule 5.6     -        Hollywood Financial Statements
Schedule 5.7     -        Hollywood Conduct of Business
Schedule 5.8     -        Hollywood Contracts and Other Agreements
Schedule 5.9     -        Hollywood Theater Locations
Schedule 5.12    -        Hollywood Litigation
Schedule 5.14    -        Hollywood Environmental Law Undertakings
Schedule 5.16    -        Hollywood Defects
Schedule 5.19    -        Hollywood Brokers

                       ASSET AND STOCK PURCHASE AGREEMENT


                 This ASSET PURCHASE AGREEMENT (this "Agreement"), is entered into effective as of August 19, 1997 (the "Effective Date") by and between Dickinson, Inc., a Kansas corporation, doing business in the name of Dickinson Theaters ("Dickinson"), and Hollywood Theaters, Inc., a Delaware corporation ("Hollywood").

                              W I T N E S S E T H:

                 WHEREAS, on July 8, 1997, Dickinson and Hollywood entered into a Letter of Intent (the "Letter of Intent") whereby (i) Hollywood proposed to buy and Dickinson agreed to sell the Dickinson Assets (as hereinafter defined) and (ii) Dickinson proposed to buy and Hollywood agreed to sell the Hollywood Assets (as hereinafter defined), in each case subject to the execution of a definitive agreement; and

                 WHEREAS, Hollywood and Dickinson now desire to enter into a definitive agreement whereby (i) Dickinson will sell, convey, transfer and deliver the Dickinson Assets to Hollywood free and clear of all Liens (as hereinafter defined), title imperfections, claims, charges, levies or assessments, and Hollywood will acquire the Dickinson Assets from Dickinson and
(ii) Hollywood will sell, convey, transfer and deliver the Hollywood Assets to Dickinson free and clear of all Liens, title imperfections, claims, charges, levies or assessments, and Dickinson will acquire the Hollywood Assets from Hollywood, all upon the terms and conditions set forth herein;

                 NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following respective meanings:

                 "ADA" has the meaning specified in Section 4.11.

                 "Affiliate" shall mean, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used herein, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by the ownership of voting securities, by contract or otherwise.

                 "Arbitration Panel" has the meaning specified in Section
9.6(b).

                 "Assignment and Assumption Agreement" means an assignment and assumption document to be executed as of the Closing Date by either Dickinson or Hollywood, as appropriate, in the form attached as Exhibit A.

                 "Bill of Sale and Assignment" means a sale and assignment document to be executed as of the Closing Date by either Dickinson or Hollywood, as appropriate, in the form attached as Exhibit B hereto.

                 "Cash Purchase Price" has the meaning specified in Section
2.3.

                 "Closing" has the meaning specified in Section 3.1.

                 "Closing Date" has the meaning specified in Section 3.1.

                 "Consent" has the meaning specified in Section 4.3.

                 "Contract" means any contract, agreement, arrangement, understanding or other instrument or obligation (whether oral or written, pending or executory).

                 "Delivery Date" has the meaning specified in Section 3.5(a).

                 "Dickinson" has the meaning specified in the preamble to this Agreement.

                 "Dickinson Assets" has the meaning specified in Section 2.1.

                 "Dickinson Assumed Contracts" has the meaning specified in
Section 2.1(e).

                 "Dickinson Delivered Documents" has the meaning specified in
Section 3.5(a).

                 "Dickinson Excluded Assets" has the meaning specified in
Section 2.1(g).

                 "Dickinson Existing Debt" means the indebtedness identified on
Schedule 2.6(a) hereto (i) relating to or secured by liens on any Dickinson Theaters, or (ii) whether or not relating to or secured by liens on any Dickinson Theaters, for which Dickinson or any of the Dickinson Assets are obligated or bound.

                 "Dickinson Expenses" means any and all fees or expenses or capital expenditures relating to the replacement of equipment arising out of or relating to the operation of the Dickinson Theaters and the Dickinson Assets in the ordinary course of business, including, but not limited to, prepaid fees, Taxes, utility charges, lease charges, film rental expenses, minimum rent and percentage rent under the Dickinson Leases, concession expenses, wages and salaries and other trade payables.

                 "Dickinson Fee Theater" means the Dickinson Real Property and Dickinson Improvements.

                 "Dickinson Improvements" means all buildings and other improvements situated on the Dickinson Real Property.

                 "Dickinson Leased Theaters" means all of Dickinson's right, title and interest as tenant in, to and under the Dickinson Leases covering the four Dickinson Theaters which are identified as "Dickinson Leased Theaters" on
Schedule 4.9.

                 "Dickinson Leases" means those written leases, together with all amendments, supplements and modifications thereto, relating to the Dickinson Leased Theaters as of the date hereof, which Dickinson Leases are identified on Schedule 2.1(b).

                 "Dickinson Real Property" means fee simple title in and to that certain tract of real property on which is located one Dickinson Theater identified as "Dickinson Fee Theater" on Schedule 4.9 hereto, which property is more particularly described on Schedule 2.1(a) hereto, together with all of Dickinson's right, title and interest in and to adjacent streets, roads, alleys, rights of way, easements, rail usage and any strips or gores of real estate abutting or bounding such property, and all rights, titles and interests of Dickinson appurtenant to such real property and the Dickinson Improvements.

                 "Dickinson Retained Liabilities" has the meaning specified in
Section 2.6 (a).

                 "Dickinson Theaters" means the Dickinson Fee Theater and the Dickinson Leased Theaters.

                 "Dickinson's Ancillary Documents" has the meaning specified in
Section 4.2.

                 "Dispute Notice" has the meaning specified in Section 2.4(e).

                 "Environmental Laws" means any federal, state, local and foreign laws (including common law), statutes, codes, ordinances, guides, written policy rules and regulations that are applicable to either the Dickinson Assets or the Hollywood Assets, and in each case as amended, and any judicial or administrative interpretation thereof, relating to pollution or protection of human health, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, statutes, codes, ordinances, rules, regulations, consent decrees and judgments relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                 "Expiration Date" has the meaning specified in Section 2.4(e).

                 "GAAP" means generally accepted accounting principles and practices as in effect in the United States at the time of the application thereof, consistently applied for all periods so as to fairly reflect the financial condition, the results of operations and the cash flows of the relevant Person or Persons.

                 "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Hazardous Substance" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, polychlorinated biphenyl ("PCBs") and, to the extent only it exists at levels which are considered hazardous to human health, radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "toxic substances," "toxic pollutants," "contaminants," or "pollutants" or words of similar import, under any applicable Environmental Laws.

                 "Hollywood" has the meaning specified in the preamble to this Agreement.

                 "Hollywood Assets" has the meaning specified in Section 2.2.

                 "Hollywood Assumed Contracts" has the meaning specified in
Section 2.2(e).

                 "Hollywood Delivered Documents" has the meaning specified in
Section 3.6(a).

                 "Hollywood Excluded Assets" has the meaning specified in
Section 2.2(g).

                 "Hollywood Existing Debt" means the indebtedness identified on
Schedule 2.6(b) hereto (i) relating to or secured by liens on any Hollywood Theaters, or (ii) whether or not relating to or secured by liens on any Hollywood Theaters, for which Hollywood or any of the Hollywood Assets are obligated or bound.

                 "Hollywood Expenses" means any and all fees or expenses or capital expenditures relating to the replacement of equipment arising out of or relating to the operation of the Hollywood Theaters and the Hollywood Assets in the ordinary course of business, including, but not limited to, prepaid fees, Taxes, utility charges, lease charges, film rental expenses, minimum rent and percentage rent under the Hollywood Leases, concession expenses, wages and salaries and other trade payables.

                 "Hollywood Fee Theaters" means the Hollywood Real Property and Hollywood Improvements.

                 "Hollywood Improvements" means all buildings and other improvements situated on the Hollywood Real Property.

                 "Hollywood Leased Theaters" means all of Hollywood's right, title and interest as tenant in, to and under the Hollywood Leases covering the five Hollywood Theaters which are identified as "Hollywood Leased Theaters" on
Schedule 5.9.

                 "Hollywood Leases" means those written leases, together with all amendments, supplements and modifications thereto, relating to the Hollywood Leased Theaters as of the date hereof, which Hollywood Leases are identified on Schedule 2.2(b).

                 "Hollywood Real Property" means fee simple title in and to those certain tracts of real property on which are located an aggregate of two Hollywood Theaters identified as "Hollywood Fee Theaters" on Schedule 4.9 hereto, which property is more particularly described on Schedule 2.1(a) hereto, together with all of Hollywood's right, title and interest in and to adjacent streets, roads, alleys, rights of way, easements, rail usage and any strips or gores of real estate abutting or bounding such property, and all rights, titles and interests of Hollywood appurtenant to such real property and the Hollywood Improvements.

                 "Hollywood Retained Liabilities" has the meaning specified in
Section 2.6(b).

                 "Hollywood Theaters" means the Hollywood Fee Theaters and the Hollywood Leased Theaters.

                 "Hollywood's Ancillary Documents" has the meaning specified in
Section 5.2.

                 "Inspection Period" means the period beginning on the date of this Agreement and ending on the close of business on September 2, 1997.

                 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended and as the same may be amended from time to time, and any successor statute thereto.

                 "Knowledge" means the actual knowledge of Dickinson or Hollywood, as appropriate, after reasonable inquiry of all district managers and corporate staff of Dickinson or Hollywood, respectively.

                 "Landlord Consent to Assignment and Subordination" means a written consent to, among other things, the assignment of each Dickinson Lease or Hollywood Lease, as appropriate, by the respective landlord of such lease, substantially in the form attached as Exhibit C hereto.

                 "Letter of Intent" has the meaning specified in the recitals hereto.

                 "Liability" has the meaning specified in Section 8.2.

                 "Lien" means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien or encumbrance or any preference, priority or other security agreement or preferential arrangement of any kind or character whatsoever (including, but not limited to, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

                 "Material Adverse Effect" means a material adverse effect on the business, operations, affairs, condition (financial or otherwise), results of operation, properties, assets or liabilities of the Dickinson Theaters and/or the Hollywood Theaters, as appropriate, individually or in the aggregate.

                 "Permitted Exceptions" has the meaning specified in Section 3.8(c).

                 "Person" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

                 "Proprietary Rights" means any United States and foreign letters patent, patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade registrations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, trade secrets, processes, designs, technology, know-how and other similar rights, including proprietary theater ticketing systems and the related software.

                 "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the outdoor environment, or into, onto, or out of the Dickinson Theaters or the Hollywood Theaters, as the case may be, including the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater or other property.

                 "Revised Commitment" has the meaning specified in Section
3.8(c).

                 "Surveyor" has the meaning specified in Section 3.8(a).

                 "Surveys" has the meaning specified in Section 3.8(a).

                 "Taxes" means all taxes, charges, fees, levies or other assessments (including, but not limited to, income, gross receipts, excise, property, sales, occupation, use, service use, license, payroll, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any tax.

                 "Theaters" means the Dickinson Theaters and the Hollywood Theaters.

                 "Third Party Claims" means claims, charges or complaints made or threatened by third parties or employees of Dickinson or Hollywood arising from events occurring outside the ordinary course of business of Dickinson or Hollywood, including, but not limited to, harassing or illegal acts committed by employees of Dickinson or Hollywood or charges or complaints made by employees to the Equal Employment Opportunity Commission or any other federal, state or local agency responsible for the prevention of unlawful employment practices.

                 "Title Commitment" has the meaning specified in Section
3.8(b).

                 "Title Company" means (i) with respect to Dickinson, Columbian National Title Insurance of Topeka, Inc., as agent for Columbia National Title Insurance, at the address of 820 Southeast Quincy, Topeka, Kansas 66612, Attn:
Eric Deitcher and (ii) with respect to Hollywood, Hall Abstract, as agent for Chicago Title Company, at the address of 200 South 8th Street, St. Joseph, Missouri 64501, Attn: Steve Crawford.

                 "Title Policies" has the meaning specified in Section 3.8(d).

                 "TLCF" means, with respect to each Theater, the higher of the theater level cash flow of such Theater for the twelve months ended March 31, 1996 and the twelve months ended March 31, 1997, as determined by reference to the theater level cash flow statements of Dickinson or Hollywood, as appropriate, for such Theater, prepared in accordance with GAAP, and prepared consistently in all material respects with Dickinson's or Hollywood's historical theater level cash flow statements, as heretofore provided by Dickinson to Hollywood and by Hollywood to Dickinson. The parties acknowledge that TLCF does not include interest, amortization, depreciation or allocations of general and administrative expenses or income taxes.

                 "UCC" has the meaning specified in Section 3.5(a)(vii).

                                   ARTICLE II

                          SALE AND TRANSFER OF ASSETS

                 SECTION 2.1 Sale and Transfer of Dickinson Assets. In accordance with the terms and provisions set forth herein, at the Closing Dickinson shall sell, convey, transfer and deliver to Hollywood all of Dickinson's right, title and interest in and to the following properties and assets (collectively, the "Dickinson Assets"):

                 (a) the Dickinson Fee Theater, including the Dickinson Real Property identified on Schedule 2.1(a) hereto and the Dickinson Improvements;

                 (b) the leasehold interests, including leasehold improvements, in the Dickinson Leases identified on Schedule 2.1(b) hereto;

                 (c) all tangible personal property, equipment and fixtures of any kind owned or leased by Dickinson and attached to or located within or on or customarily used in connection with the operation of the Dickinson Theaters, including but not limited to seats, merchandise, inventory, merchantable food and drink, cleaning equipment, office equipment, projection and sound equipment, screens, carpets, draperies, soundfold, wall coverings, cash registers, ticket machines, signs (including marquees), projection supplies, concessions equipment and prepaid utility and rent deposits in each case, except for Dickinson's rights or interests in any Dickinson Excluded Assets;

                 (d) the consents, approvals, licenses, permits, franchises and other authorizations possessed by Dickinson identified in Schedule 2.1(d) hereto relating to the Dickinson Theaters to the extent transferable;

                 (e) the Contracts listed on Schedule 2.1(e) hereof (the "Dickinson Assumed Contracts");

                 (f) all business books and records of Dickinson that are necessary to the continuing operation of the Dickinson Theaters;

                 (g) all other properties and assets of any kind, character and description whatsoever (whether or not reflected on the books of Dickinson and whether real, personal or mixed, tangible or intangible, contingent or otherwise) used, or available for use, in the business or operations of Dickinson at the Dickinson Theaters or necessary for the continuation of such business or operations consistent with past practice, other than the assets specifically identified on Schedule 2.1(g) hereto (the "Dickinson Excluded Assets").

                 SECTION 2.2 Sale and Transfer of Hollywood Assets. In accordance with the terms and provisions set forth herein, at the Closing Hollywood shall sell, convey, transfer and deliver to

Dickinson all of Hollywood's right, title and interest in and to the following properties and assets (collectively, the "Hollywood Assets"):

                 (a) the Hollywood Fee Theaters, including the Hollywood Real Property identified on Schedule 2.2(a) hereto and the Hollywood Improvements;

                 (b) the leasehold interests, including leasehold improvements, in the Hollywood Leases identified on Schedule 2.2(b) hereto;

                 (c) all tangible personal property, equipment and fixtures of any kind owned or leased by Hollywood and attached to or located within or on or customarily used in connection with the operation of the Hollywood Theaters, including but not limited to seats, merchandise, inventory, merchantable food and drink, cleaning equipment, office equipment, projection and sound equipment, screens, carpets, draperies, soundfold, wall coverings, cash registers, ticket machines, signs (including marquees), projection supplies, concessions equipment and prepaid utility and rent deposits in each case, except for Hollywood's rights or interests in any Hollywood Excluded Assets;

                 (d) the consents, approvals, licenses, permits, franchises and other authorizations possessed by Hollywood identified in Schedule 2.2(d) hereto relating to the Hollywood Theaters to the extent transferable;

                 (e) the Contracts listed on Schedule 2.2(e) hereof (the "Hollywood Assumed Contracts");

                 (f) all business books and records of Hollywood that are necessary to the continuing operation of the Hollywood Theaters;

                 (g) all other properties and assets of any kind, character and description whatsoever (whether or not reflected on the books of Hollywood and whether real, personal or mixed, tangible or intangible, contingent or otherwise) used, or available for use, in the business or operations of Hollywood at the Hollywood Theaters or necessary for the continuation of such business or operations consistent with past practice, other than the assets specifically identified on Schedule 2.2(g) hereto (the "Hollywood Excluded Assets").

                 SECTION 2.3 Cash Purchase Price. At Closing, Dickinson shall pay and deliver to Hollywood in immediately available same day funds $1,118,000 (the "Cash Purchase Price").

                 SECTION 2.4      Expenses; Proration of Cash and Expenses.

                 (a) Dickinson agrees to pay all debts, Dickinson Expenses and contractual obligations that arise or are incurred, or with respect to which the event creating such debt, liability, Dickinson Expense or obligation arises or occurred, on or prior to the Closing Date in connection with the operation and business of the Dickinson Theaters or related to the Dickinson Assets, whether or not Dickinson is aware of such debts, Dickinson Expenses, obligations or events. Dickinson agrees to pay all Third Party Claims that arise or are incurred, or with respect to which the event creating such liability or obligation arises or occurs, on or prior the Closing Date in connection with the operation and business of the Dickinson Theaters or related to the Dickinson Assets, whether or not Dickinson is aware of such liabilities, obligations or events.

                 (b) Hollywood agrees to pay all debts, Hollywood Expenses and contractual obligations that arise or are incurred, or with respect to which the event creating such debt, liability, Hollywood Expense or obligation arises or occurred, on or prior to the Closing Date in connection with the operation and business of the Hollywood Theaters or related to the Hollywood Assets, whether or not Hollywood is aware of such debts, Hollywood Expenses, obligations or events. Hollywood agrees to pay all Third Party Claims that arise or are incurred, or with respect to which the event creating such liability or obligation arises or occurs, on or prior the Closing Date in connection with the operation and business of the Hollywood Theaters or related to the Hollywood Assets, whether or not Hollywood is aware of such liabilities, obligations or events.

                 (c) To the extent that any Dickinson Expenses, Hollywood Expenses are readily ascertainable as of the Closing Date, Dickinson and Hollywood agree to pay such amounts at Closing. With respect to such amounts that are not readily ascertainable as of the Closing Date, Dickinson and Hollywood shall make payments after the Closing promptly after such amounts are ascertained, and in any event within 10 days after evidence of such amounts is received from the party claiming the right to reimbursement, subject to paragraph (e) of this
         Section 2.4.

                 (d) At the close of business on the Closing Date, each of Hollywood and Dickinson shall take inventory of all unopened perishable concession goods on site at each of the Hollywood Theaters and Dickinson Theaters, respectively. Within ten (10) days after the Closing Date, each of Hollywood and Dickinson agrees to pay to the other party hereto their respective cost for such unopened perishable concessions.

                 (e) Either party hereto may dispute in good faith any amounts the other claims to be payable pursuant to this Section 2.4 by delivering a written notice to the other party or parties setting forth in reasonable detail the amount and nature of each disputed matter (each such notice being hereinafter referred to as a "Dispute Notice") within ten days after receiving a notice that any such amount is due under Section 2.4(a) or Section 2.4(b), as the case may be. Each party shall provide the other party with such additional information as it may reasonably request as to the basis of such dispute. The parties shall attempt in good faith to resolve any dispute as to any matter set forth in a Dispute Notice. If within 30 days following the date of the receipt of the Dispute Notice (the "Expiration Date") the dispute cannot be resolved through negotiation between the parties, the dispute shall be submitted for resolution by binding arbitration in accordance with Section 9.6 hereof.

                 SECTION 2.5      [Intentionally Omitted]

                 SECTION 2.6      Retained Liabilities.

                 (a) Notwithstanding anything to the contrary contained in this Agreement, Hollywood shall not assume, pay, perform or discharge any debts, liabilities, Dickinson Expenses or obligations of Dickinson of any kind, character or description whatsoever (whether absolute or contingent, known or unknown, asserted or unasserted, whether or not the same are disclosed to Hollywood in or pursuant to this Agreement) that arise or are incurred, or with respect to which the event creating such debt, liability, Dickinson Expense or obligation arises or occurs, on or prior to the Closing Date, in each case in connection with the operation and business of the Dickinson Theaters or related to the Dickinson Assets (collectively, the "Dickinson Retained Liabilities"), which Dickinson Retained Liabilities include, without limitation, the Dickinson Existing Debt.

                 (b) Notwithstanding anything to the contrary contained in this Agreement, Dickinson shall not assume, pay, perform or discharge any debts, liabilities, Hollywood Expenses or obligations of Hollywood of any kind, character or description whatsoever (whether absolute or contingent, known or unknown, asserted or unasserted, whether or not the same are disclosed to Dickinson in or pursuant to this Agreement) that arise or are incurred, or with respect to which the event creating such debt, liability, Hollywood Expense or obligation arises or occurs, on or prior to the Closing Date, in each case in connection with the operation and business of the Hollywood Theaters or related to the Hollywood Assets (collectively, the "Hollywood Retained Liabilities"), which Hollywood Retained Liabilities include, without limitation, the Hollywood Existing Debt.

                 SECTION 2.7 Further Assurances. The parties hereby agree that from time to time after Closing each of them shall (a) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and delivery and such further consents, certifications, affidavits and assurances as are required in order to (i) vest in Hollywood all of Dickinson's right, title and interests in and to the Dickinson Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) vest in Dickinson all of Hollywood's right, title and interests in and to the Hollywood Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement, (iii) take, or cause to be taken, all actions and do, or cause to be done, all things, as are required in order to put Hollywood in actual possession and operating control of the Dickinson Theaters and the Dickinson Assets or otherwise to accomplish the purposes of this Agreement and (iv) take, or cause to be taken, all actions and do, or cause to be done, all things, as are required in order to put Dickinson in actual possession and operating control of the Hollywood Theaters and the

Hollywood Assets or otherwise to accomplish the purposes of this Agreement. Each party agrees to pay its own expenses associated with any actions required to be taken by each of them under this Section 2.7.

                 SECTION 2.8 Non-Assignable Assumed Contracts. This Agreement and any document delivered hereunder shall not constitute an assignment or an attempted assignment of any right under a Dickinson Assumed Contract or a Hollywood Assumed Contract contemplated to be assigned hereunder:

                 (a) which is not assignable without the consent of a third party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach thereof; or

                 (b) if the remedies for the enforcement or any other particular provisions thereof available to Dickinson or Hollywood, as applicable, would not pass to the other party hereto.

Dickinson and Hollywood shall use reasonable efforts to obtain such consents of third parties as may be necessary for the assignment of the Dickinson Assumed Contracts and the Hollywood Assumed Contracts, as the case may be, provided that neither party shall be obligated to make any payments to such third parties in addition to those required pursuant to any agreement with third parties in order obtain such consents, unless Dickinson and Hollywood reimburse one another for such payments at the time such payments are made. To the extent that any of the Dickinson Assumed Contracts or Hollywood Assumed Contracts are not assignable by the terms thereof or where consents to the assignment thereof cannot be obtained as herein provided, Dickinson and Hollywood, as applicable, shall, at the Closing, assign to the other party the full benefit thereof (which shall be deemed to be Dickinson Assets or Hollywood Assets, as applicable) and grant to the other party an irrevocable power of attorney to perform the covenants and obligations thereunder in respect of the period after the Closing Date, and to enforce such assignee's rights thereunder in the name of such assignee but for the benefit of the assigning party hereto. Dickinson or Hollywood, as applicable, shall take or cause to be taken such action in its name or otherwise as the other party hereto may require so as to provide Dickinson or Hollywood with the benefits thereof and to effect collection of money or other consideration to become due and payable under such items, and Dickinson and Hollywood shall promptly pay over to the other party money received by each party in respect of all of the foregoing items.

                                  ARTICLE III

                            THE CLOSING; TERMINATION

                 SECTION 3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on August 28, 1997, or on such other date as has been mutually agreed upon between Hollywood and Dickinson (the "Closing Date"), at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 and shall be effective as of 11:59 p.m. on the Closing Date.

                 SECTION 3.2 Conditions Precedent to Obligations of Hollywood. The obligations of Hollywood at the Closing hereunder are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below.

                 (a) The representations and warranties of Dickinson contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; Dickinson shall have performed and complied with all agreements required by this Agreement to be performed or complied with by Dickinson at or prior to the Closing Date; and Hollywood shall have received certificates, dated as of the Closing Date, signed by Dickinson to the foregoing effect.

                 (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

                 (c) From the date hereof until Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any Dickinson Theater and the business of Dickinson shall have been conducted only in the ordinary course consistent with past practices.

                 (d) All necessary action (corporate or otherwise) shall have been taken by Dickinson to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Hollywood shall have received a certificate, dated as of the Closing Date, of Dickinson to the foregoing effect.

                 (e) Dickinson shall have terminated all contracts relating to the Dickinson Assets, other than the Dickinson Assumed Contracts.

                 (f) Hollywood shall have received executed Subordination and Non-Disturbance Agreements from each lender, if any, of the respective landlords under the Dickinson Leases, provided that this condition shall be deemed to have been satisfied so long as lenders for landlords with respect to no more than two Dickinson Theaters fail to execute and deliver such an agreement.

                 (g) Dickinson shall have completed such environmental reviews with respect to the Dickinson Fee Theater as Hollywood deems necessary.

                 (h) Dickinson shall have amended the Lease Agreement for Premises at Northpark Mall, by and between Northpark Mall Management Company, Agent, and

         Dickinson, Inc. (the "NMMC Lease"), to conform the terms and conditions of such lease to the terms and conditions of the Lease Agreement for Premises at Joplin, Missouri, Northpark Mall Shopping Center, by and between The First National Bank & Trust Company of Joplin, Trustee, and Dickinson, Inc., dated October 1, 1971, including, without limitation, the provisions of Section 8.2(B) of the NMMC Lease prohibiting the tenant from conducting business from the leased premises on Sunday, and Section 8.2(D) of the NMMC Lease prohibiting the tenant from operating any device for the sale of merchandise, food, beverages or other goods or services without the prior written consent of the landlord.

                 (i) At the Closing, Dickinson shall deliver, or cause to be delivered, to Hollywood each of the following:

                          (i) for each Dickinson Theater and the related Dickinson Assets, a Bill of Sale and Assignment, duly executed and acknowledged by Dickinson;

                          (ii) for each Dickinson Leased Theater and the related Dickinson Assumed Contracts, an Assignment and Assumption Agreement, duly executed and acknowledged by Dickinson;

                          (iii) for each Dickinson Theater, a fully executed Landlord Consent to Assignment and Subordination;

                          (iv) for each Dickinson Fee Theater, a title opinion acceptable to Hollywood.

                          (v) such other bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and delivery as Hollywood may reasonably request in order more effectively to vest in Hollywood all of Dickinson's right, title and interest in and to the Dickinson Assets, in each case duly executed and acknowledged by Dickinson;

                          (vi) evidence reasonably satisfactory to Hollywood regarding the termination by Dickinson prior to Closing of all Persons employed at each Dickinson Theater;

                          (vii) such documents as Hollywood may request relating to the existence and good standing of Dickinson under the laws of the State of Kansas, the authority of Dickinson to enter into this Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to Hollywood;

                          (viii) evidence satisfactory to Hollywood that all liens on any Dickinson Assets have been released;

                          (ix)    the Cash Purchase Price; and

                          (x) immediately available funds sufficient to provide for the repair, maintenance or replacement, if any, of Dickinson Assets as contemplated pursuant to Section 3.5(c)(ii).

                 SECTION 3.3 Conditions Precedent to Obligations of Dickinson. The obligations of Dickinson at the Closing are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below.

                 (a) Hollywood's representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date; Hollywood shall have performed and complied with all agreements required by this Agreement to be performed or complied with by Hollywood at or prior to the Closing; and Dickinson shall have received a certificate, dated as of the Closing Date, signed by Hollywood to the foregoing effects.

                 (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

                 (c) From the date hereof until Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any Hollywood Theater and the business of Hollywood shall have been conducted only in the ordinary course consistent with past practices.

                 (d) All necessary action (corporate or otherwise) shall have been taken by Hollywood to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Dickinson shall have received a certificate, dated as of the Closing Date, of Hollywood to the foregoing effect.

                 (e) Hollywood shall have terminated all contracts relating to the Hollywood Assets, other than the Hollywood Assumed Contracts.

                 (f) Dickinson shall have received executed Subordination and Non-Disturbance Agreements from each lender, if any, of the respective landlords under the Hollywood Leases, provided that this condition shall be deemed to have been satisfied so long as lenders for landlords with respect to no more than two Hollywood Theaters fail to execute and deliver such an agreement.

                 (g) Hollywood shall have completed such environmental reviews with respect to the Hollywood Fee Theaters as Dickinson deems necessary.

                 (h) At the Closing, Hollywood shall deliver, or cause to be delivered, to Dickinson each of the following:

                          (i) for each Hollywood Theater and the related Hollywood Assets, a Bill of Sale and Assignment, duly executed and acknowledged by Hollywood;

                          (ii) for each Hollywood Leased Theater and the related Hollywood Assumed Contracts, an Assignment and Assumption Agreement, duly executed and acknowledged by Hollywood;

                          (iii) for each Hollywood Theater, a fully executed Landlord Consent to Assignment and Subordination;

                          (iv) for each Hollywood Fee Theater, a title opinion acceptable to Dickinson.

                          (v) such other bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and delivery as Dickinson may reasonably request in order more effectively to vest in Dickinson all of Hollywood's right, title and interest in and to the Hollywood Assets, in each case duly executed and acknowledged by Hollywood;

                          (vi) evidence reasonably satisfactory to Dickinson regarding the termination by Hollywood prior to Closing of all Persons employed at each Hollywood Theater;

                          (vii) such documents as Dickinson may request relating to the existence and good standing of Hollywood under the laws of the State of Delaware, the authority of Hollywood to enter into this Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to Dickinson;

                          (viii) evidence satisfactory to Dickinson that all liens on any Hollywood Assets have been released; and

                          (ix) immediately available funds sufficient to provide for the repair, maintenance or replacement, if any, of Hollywood Assets as contemplated pursuant to Section 3.6(c)(ii) hereof.

                 SECTION 3.4 Termination. This Agreement may be terminated prior to the Closing by:

                 (a)      the mutual consent of Hollywood and Dickinson;

                 (b) Dickinson upon the failure of Hollywood to perform or comply with any of its covenants or agreements contained herein prior to or at the Closing or if any representation or warranty of Hollywood hereunder shall not have been true and correct in all material respects as of the time at which such was made;

                 (c) Hollywood upon the failure of Dickinson to perform or comply with any of its covenants or agreements contained herein prior to or at the Closing or if any representation or warranty of Dickinson hereunder shall not have been true and correct in all material respects as of the time at which such was made;

                 (d) Dickinson if Hollywood elects not to allow Dickinson to collect any soil samples or conduct any drilling at any Hollywood Theaters requested by Dickinson pursuant to Section 3.6(b) hereof;

                 (e) Hollywood if Dickinson elects not to allow Hollywood to collect any soil samples or conduct any drilling at any Dickinson Theaters requested by Hollywood pursuant to Section 3.5(b) hereof;

                 (f) Hollywood if any Hazardous Substance (i) exists at any of the Dickinson Theaters (including underground storage tanks on the land occupied by the Dickinson Theaters, except in compliance with Environmental Laws), (ii) has been disposed of on, to or from any of the Dickinson Theaters, except in compliance with Environmental Laws,
         (iii) has been released into, onto or out of the land occupied by the Dickinson Theaters, except in compliance with Environmental Laws, or
         (iv) has been generated, managed, treated or transported to or from any of the Dickinson Theaters, except in compliance with Environmental Laws;

                 (g) Dickinson if any Hazardous Substance (i) exists at any of the Hollywood Theaters (including underground storage tanks on the land occupied by the Hollywood Theaters, except in compliance with Environmental Laws), (ii) has been disposed of on, to or from any of the Hollywood Theaters, except in compliance with Environmental Laws,
         (iii) has been released into, onto or out of the land occupied by the Hollywood Theaters, except in compliance with Environmental Laws, or
         (iv) has been generated, managed, treated or transported to or from any of the Hollywood Theaters, except in compliance with Environmental Laws;

                 (h) Dickinson, if there is an environmental problem or a defect in title at any of the Hollywood Fee Theaters or Hollywood Leased Theaters that Hollywood is unwilling to cure, or that cannot be cured to Dickinson's reasonable satisfaction;

                 (i) Hollywood, if there is an environmental problem or a defect in title at any of the Dickinson Fee Theater or Dickinson Leased Theaters that Dickinson is unwilling to cure or that cannot be cured to Hollywood's reasonable satisfaction; or

                 (j) either Dickinson or Hollywood if the Closing does not occur by September 25, 1997.

                 SECTION 3.5      Hollywood's Inspection of the Dickinson
Assets.

                 (a) Deliveries. Dickinson shall provide to Hollywood in Dallas, Texas, on or before 5:00 p.m. Dallas time on the date ten business days after the Effective Date ("Delivery Date") the following items and documents relating to the Dickinson Assets to the extent the same are in Dickinson's possession or are readily obtainable by Dickinson (all of the following are herein called the "Dickinson Delivered Documents"):

                          (i) copies of all ADA, engineering, structural, elevator, curtain wall, mechanical, roof, environmental and seismographic reports, a current site plan, the most recent survey for the Dickinson Theaters and the land on which they are situated, elevator specifications, if any, and as-built architectural, structural, mechanical, and electrical plans and specifications of the Dickinson Theaters;

                          (ii) copies of all certificates of occupancy, licenses, permits, authorizations and approvals as required by law for the construction, occupancy and operation of the Dickinson Theaters and the land on which they are situated;

                          (iii) copies of all real estate tax bills for 1995, 1996 and 1997, including evidence of payment thereof;

                          (iv) a schedule of all guarantees and warranties in Dickinson's possession and still in effect issued or made in connection with the construction, improvement, alteration or repair of the Dickinson Fee Theater, including without limitation, guaranties and warranties pertaining to roofs, elevators, masonry, landscaping and heating and air conditioning systems;

                          (v) Uniform Commercial Code ("UCC") search certificates from the Secretary of State of the State of Missouri and the Secretary of State of the State of Kansas reflecting any effective UCC financing statements then of record that name Dickinson as debtor; and

                          (vi) of any notices of violations of laws or insurance requirements which relate to the Dickinson Assets and were issued during 1993 or any subsequent year.

         As used herein, "readily obtainable" means that the material either is in any Dickinson's files or in the files of a third-party agent, contractor or consultant of Dickinson and can be obtained by contacting such third party. Dickinson shall not be required to contact any governmental agencies or authorities nor spend sums of money in excess of photocopying charges to obtain any of the Dickinson Delivered Documents. One complete set of the

         Dickinson Delivered Documents shall be delivered to Hollywood at its offices in Dallas, Texas, and if Hollywood requests, a second set of the as-built plans and specifications specified in clause (i) only shall also be delivered but such second set shall be copied and delivered at the expense of Hollywood.

                 (b)      Hollywood's Access to the Dickinson Assets.
         Dickinson covenants and agrees that from and after the Effective Date until Closing or earlier termination of this Agreement, Hollywood and its contractors, agents and employees, at the sole expense of Hollywood, may enter upon any portion of the Dickinson Real Property and the Dickinson Theaters from time to time during reasonable business hours, without any disruption of the normal conduct of Dickinson's business, and with reasonable prior notice to Dickinson for the purposes of inspection (mechanical, structural and otherwise), tests, including environmental testing and examination of the operating condition of the Dickinson Assets, provided that Hollywood will not take any soil samples or conduct any drilling without the prior written consent of Dickinson, which consent may be withheld for any reason. If the Closing does not occur, Hollywood will compensate Dickinson for any damage to the Dickinson Assets caused by Hollywood's negligent conduct during its inspection activities.

                 (c) Inspection of Condition of the Dickinson Assets. During the Inspection Period (except for environmental problems, for which Hollywood may inspect and deliver a list of problems up to the date of Closing), Hollywood may deliver to Dickinson an itemized list or lists of Dickinson Assets that (x) reasonably require repair, maintenance or replacement, (y) relate to the operation of the related Theater and (z) individually are estimated to cost in excess of $1,000, and Dickinson agrees to either (i) provide such maintenance or replacement or (ii) deliver to Hollywood at Closing sufficient funds to provide for such maintenance or replacement; provided, however, that Dickinson agrees to indemnify Hollywood for the difference, if any, between the actual costs and the estimated costs, and Hollywood agrees to pay Dickinson the difference, if any, between the estimated costs and the actual costs. Dickinson may dispute in good faith any repairs, maintenance or replacements requested by Hollywood by delivering to Hollywood a written notice setting forth such objection in reasonable detail to Hollywood within two days of receipt of the Hollywood's list. If Hollywood objects, the dispute shall be submitted for resolution by binding arbitration in accordance with
         Section 9.6 hereof.

                 SECTION 3.6      Dickinson's Inspection of the Hollywood
Assets.

                 (a) Deliveries. Hollywood shall provide to Dickinson in Mission, Kansas, on or before 5:00 p.m. Mission, Kansas time on the Delivery Date the following items and documents relating to the Hollywood Assets to the extent the same are in Hollywood's possession or are readily obtainable by Hollywood (all of the following are herein called the "Hollywood Delivered Documents"):

                          (i) copies of all ADA, engineering, structural, elevator, curtain wall, mechanical, roof, environmental and seismographic reports, a current site plan, the most recent survey for the Hollywood Theaters and the land on which they are situated, elevator specifications, if any, and as-built architectural, structural, mechanical, and electrical plans and specifications of the Hollywood Theaters;

                          (ii) copies of all certificates of occupancy, licenses, permits, authorizations and approvals as required by law for the construction, occupancy and operation of the Hollywood Theaters and the land on which they are situated;

                          (iii) copies of all real estate tax bills for 1995, 1996 and 1997, including evidence of payment thereof;

                          (iv) a schedule of all guarantees and warranties in Hollywood's possession and still in effect issued or made in connection with the construction, improvement, alteration or repair of the Hollywood Fee Theaters, including without limitation, guaranties and warranties pertaining to roofs, elevators, masonry, landscaping and heating and air conditioning systems;

                          (v) UCC search certificates from the Secretary of State of the State of Missouri and Secretary of State of the State of Kansas reflecting any effective UCC financing statements then of record that name Hollywood as debtor; and

                          (vi) of any notices of violations of laws or insurance requirements which relate to the Hollywood Assets and were issued during 1993 or any subsequent year.

         As used herein, "readily obtainable" means that the material either is in Hollywood's files or in the files of a third-party agent, contractor or consultant of Hollywood and can be obtained by contacting such third party. Hollywood shall not be required to contact any governmental agencies or authorities nor spend sums of money in excess of photocopying charges to obtain any of the Hollywood Delivered Documents. One complete set of the Hollywood Delivered Documents shall be delivered to Dickinson at its offices in Mission, Kansas, and if Dickinson requests, a second set of the as-built plans and specifications specified in clause (i) only shall also be delivered but such second set shall be copied and delivered at the expense of Dickinson.

                 (b) Dickinson's Access to the Hollywood Assets. Hollywood covenants and agrees that from and after the Effective Date until Closing or earlier termination of this Agreement, Dickinson and its contractors, agents and employees, at the sole expense of Dickinson, may enter upon any portion of the Hollywood Real Property and the Hollywood Theaters from time to time during reasonable business hours, without any disruption of the normal conduct of Hollywood's business, and with reasonable prior notice to Hollywood for the purposes of inspection (mechanical, structural and otherwise), tests, including environmental testing and examination of the operating condition of the Hollywood Assets, provided that Dickinson will not take any soil samples or conduct any drilling without the prior written consent of Hollywood, which consent may be withheld for any reason. If the Closing does not occur, Dickinson will compensate Hollywood for any damage to the Hollywood Assets caused by Dickinson's negligent conduct during its inspection activities.

                 (c) Inspection of Condition of the Hollywood Assets. During the Inspection Period (except for environmental problems for which Dickinson may inspect and deliver a list of problems up to the date of Closing), Dickinson may deliver to Hollywood an itemized list or lists of Hollywood Assets that (x) reasonably require repair, maintenance or replacement, (y) relate to the operation of the related Theater and (z) individually are estimated to cost in excess of $1,000, and Hollywood agrees to either (i) provide such maintenance or replacement, or (ii) deliver to Dickinson at Closing sufficient funds to provide for such maintenance or replacement, or (iii) reduce the Cash Purchase Price by the estimated amount required to repair, provide maintenance or replace such Hollywood Assets; provided, however, that Hollywood agrees to indemnify Dickinson for the difference, if any, between the actual costs and the estimated costs, and Dickinson agrees to pay Hollywood the difference, if any, between the estimated costs and the actual costs. Hollywood may dispute in good faith any repairs, maintenance or replacements requested by Dickinson by delivering to Dickinson a written notice setting forth such objection in reasonable detail to Hollywood within two days of receipt of the Dickinson's list. If Dickinson objects, the dispute shall be submitted for resolution by binding arbitration in accordance with Section 9.6 hereof.

                 SECTION 3.7 Termination. Either party hereto may terminate this Agreement during the Inspection Period for any reason or no reason, by notifying the other party in writing of its election to terminate this Agreement prior to the expiration of the Inspection Period. If one party terminates this Agreement within such time period, then the other party shall promptly deliver to the party seeking termination a copy of any and all tests, studies and examinations conducted by such party related to the Dickinson Assets or Hollywood Assets, as applicable, and both parties shall be released from all further obligations under this Agreement.

                 SECTION 3.8      Survey and Title.

                 (a) Survey. As soon as reasonably possible after the Effective Date, Dickinson and Hollywood, as the case may be, at their own expense, shall provide the other party and its attorney with current on-the- ground staked "as-built" surveys of the Dickinson Fee Theater and the Hollywood Fee Theaters, respectively. The surveys delivered pursuant to this Section 3.8 shall be made in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established by ALTA and ACSM in 1992 and meeting the accuracy requirements of the Urban Survey, as included therein, and shall include items 1 through 11 and 15 or such other standards as such requesting party deems appropriate (the "Surveys") prepared by a registered land surveyor licensed in the state in which the applicable Theater is located and approved by the requesting party (the

         "Surveyor"). The Surveys (including specifically the certificate of the Surveyor forming a part thereof) shall be in form and substance acceptable to each Title Company and the requesting party and shall locate all existing improvements, easements, rights-of-way, setback lines (which shall show recording data, if applicable), encroachments, conflicts, overlaps and protrusions affecting the Dickinson Fee Theater or the Hollywood Fee Theaters, as the case may be, (to the extent visible on the ground or listed in the Title Commitment) and other matters noted on the Title Commitment, shall set forth the outside perimeter of the Dickinson Real Property or Hollywood Real Property, as applicable, shall contain a metes and bounds description of the Dickinson Real Property or Hollywood Real Property, as the case may be, and shall set forth the acres included within the Dickinson Real Property or Hollywood Real Property, as applicable. The Survey shall contain a statement on the face thereof certifying that no part of the Dickinson Real Property or Hollywood Real Property, as the case may be, lies within a flood plain or flood prone area or a flood way of any body of water as determined by reference to the current Flood Insurance Rate Map published by the Federal Emergency Management Agency for the community in which the Dickinson Real Property or Hollywood Real Property, as the case may be, is located except as shown or described on the Surveys. The Surveys shall reflect that there is access to and from the Dickinson Real Property or Hollywood Real Property, as the case may be, from a publicly dedicated street or road and shall be sufficient to cause the Title Company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts, or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in the Title Policy to be delivered pursuant to Section 3.8(d). The Surveys also shall show all underground parking spaces (as striped). The Surveys shall be certified to the requesting party, the Title Company and any financing source of the requesting party in a manner reasonably satisfactory to the requesting party, Title Company and such financing source. In the event the metes and bounds legal description contained on any Survey varies from the metes and bounds legal description set forth on Schedule 2.1(b) attached hereto, the Deed shall contain the legal description set forth in the Survey.

                 (b) Title Commitment. As soon as reasonably possible after the date hereof, each party, at its own cost and expense, shall cause to be issued and delivered to the other party and its attorney
         (i) an Owner's Title Policy Commitment (the "Title Commitment") from the Title Company setting forth the status of the title to each of the Dickinson Fee Theater or Hollywood Fee Theaters, as applicable, pursuant to which the Title Company agrees to insure title to each of the Dickinson Fee Theater, in the case of Dickinson, or Hollywood Fee Theaters, in the case of Hollywood, under an ALTA Owner's Policy Form B (4-6-90) Extended Coverage in the full amount set forth on Schedule 3.8(b), calling for standard printed exceptions 1 through 5 (excluding the deletion of survey exceptions if either party elects not to obtain surveys) to be deleted upon receipt of a current tax certificate and mechanics' lien affidavits from Dickinson or Hollywood, as applicable (such affidavits to be in form and content reasonably acceptable to Dickinson and Hollywood, respectively), with the exception for taxes and assessments to be limited to real property taxes and assessments for the year in which the Closing occurs marked "not yet due and payable," and with the title exception for leases and tenancies to reflect none, (ii) copies of all documents referred to in the Title Commitment, including but not limited to, deeds, lien instruments, plats, reservations, restrictions and easements, and (iii) to the extent not covered by the Title Commitments, certificates of taxes due covering the Theaters and prepared by the appropriate tax authorities.

                 (c) In the event any exceptions appear in the Title Commitment (or any new exceptions appear in any date down endorsement or revised commitment, referred to herein collectively as a "Revised Commitment"), other than the standard printed exceptions (which shall be modified in the Title Policy as described in Section 3.8(b) above), that are unacceptable to either party hereto, then the other party shall, within 15 days after the receipt of the Title Commitment or the Survey, whichever shall be last received (or within five days after receipt of a Revised Commitment and copies of any new documents as applicable), notify the other party in writing of such fact. If such party fails to cure any such objection (without having any obligation to do so, except as otherwise provided herein) on or prior to the end of the Inspection Period (or within five days after the objecting party's objection if such objection pertains to any new exception first appearing in a Revised Commitment received after five days prior to the end of the Inspection Period), then the objecting party may either (i) terminate this Agreement or, (ii) so long as the amount which would be required to satisfy any lien or encumbrance (other than with respect to Dickinson Existing Debt or Hollywood Existing Debt, as applicable, to be discharged at Closing) or to cure such defect does not exceed $100,000, waive the objection and the Cash Purchase Price shall be, if Hollywood is the objecting party, increased, or, if Dickinson is the objecting party, reduced by the amount which would be required to satisfy any lien or encumbrance or to cure such defect, which election shall be made by delivering written notice to the other party on or before two business days after the end of the Inspection Period (or within two business days after the five day cure period as to a Revised Commitment, as applicable). Each party hereto may dispute in good faith the amount of any defect by delivering to the other party a written notice setting forth such objection in reasonable detail within 2 days. If such other party objects, the dispute shall be submitted for resolution by binding arbitration in accordance with Section 9.6 hereof. For the purposes of this section, unless either party exercises option (i), the modification of the standard exceptions, as described above, and all easements, restrictions or other conditions which are shown on the applicable Title Commitment (or any Revised Commitment) and/or the Survey (to the extent only such Survey items are ultimately contained in the Title Policy) and which are not cured by the other party as described above are hereinafter collectively referred to as the "Permitted Exceptions."

                 Notwithstanding the foregoing, (i) each party shall be obligated to remove at Closing any mortgage or other lien which secures payment of a monetary obligation and which may burden its respective Theaters, except for any landlord's lien imposed by the landlords under the Dickinson Leases or the Hollywood Leases, as the case may be, (however, any such landlord lien must be subordinate to the lease as to such theater or the lienholder must have entered into a nondisturbance agreement with such party agreeing not to disturb such party or any successor tenant in the event of a foreclosure of its lien) and liens that arise by, through or under each party or its consultants and agents, and (ii) each party agrees to remove any exceptions or encumbrances to title that are created after the Effective Date as the result of the acts or failure to act by such party or its agents, employees or representatives, failing which such party shall be in default under this Agreement and the other party shall have the rights set forth in Section 8.2 or Section 8.3, as applicable.

                 (d) Title. At Closing, Dickinson and Hollywood, as the case may be, at their own cost and expense, shall furnish to the other party a standard form ALTA Owner's Policy of Title Insurance for the Dickinson Fee Theater or Hollywood Fee Theaters, respectively, detailed in Section 3.8(b) above, issued by the Title Company in such party's favor, in the amounts set forth in Schedule 3.8(b), insuring such party's title to the Dickinson Fee Theater or Hollywood Fee Theaters, as applicable, subject only to the Permitted Exceptions (collectively, the "Title Policies"); provided, however, at Closing, upon the written request of one party to the other and the Title Company, each party shall have the right to elect to waive the requirement that the other party provide a Title Policy for any Theater, in which case there shall be an offsetting adjustment to the Cash Purchase Price in the amount that such party would have expended to secure from the Title Company such Title Policy as required herein, less any report or cancellation fees payable by such party to the Title Company as a result of such policy not being issued.

                 (e) Condition of Title. Dickinson and Hollywood, respectively, shall convey to the other party good, marketable and insurable fee simple title to the Dickinson Fee Theater, with respect to Dickinson, and the Hollywood Fee Theaters, with respect to Hollywood, and leasehold title to the Dickinson Leasehold Theaters, with respect to Dickinson, and Hollywood Leasehold Theaters, with respect to Hollywood, free and clear of all matters except the Permitted Exceptions. Upon conveyance, transfer and delivery of the Dickinson Assets and the Hollywood Assets, Hollywood and Dickinson, respectively, will continue to enjoy peaceful possession of the Dickinson Assets, with respect to Dickinson, and the Hollywood Assets, with respect to Hollywood.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF DICKINSON

                 Dickinson hereby represents and warrants to Hollywood as follows:

                 SECTION 4.1 Organization and Authority. Dickinson is a corporation duly organized and validly existing and in good standing under the laws of the State of Kansas and has all requisite corporate power and authority to own, lease and operate the Dickinson Theaters and the Dickinson Assets as currently conducted. Dickinson has furnished to Hollywood true and correct copies of the charter and bylaws of Dickinson as amended to date.

                 SECTION 4.2 Authority; Binding Effect. Dickinson has all requisite power and authority to enter into this Agreement and each of the other agreements and instruments to be executed and delivered by Dickinson pursuant to the terms of this Agreement (each a "Dickinson's Ancillary Document" and, collectively, the "Dickinson's Ancillary Documents") and to perform its obligations hereunder and thereunder. The execution and delivery by Dickinson of this Agreement and each Dickinson's Ancillary Documents, and the performance by Dickinson of its obligations hereunder and thereunder and the consummation by Dickinson of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Dickinson. This Agreement and Dickinson's Ancillary Documents have been duly executed and delivered by Dickinson and constitute legal, valid and binding agreements of Dickinson, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity.

                 SECTION 4.3      Absence of Conflicts.  Except as set forth on
Schedule 4.3 hereof, the execution and delivery by Dickinson of this Agreement and Dickinson's Ancillary Documents, the performance by Dickinson of its obligations hereunder and thereunder and the consummation by Dickinson of the transactions contemplated hereby or thereby will not (a) conflict with, or result in any violation or breach of, any provision of the charter or bylaws of Dickinson, (b) as of the Closing, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Dickinson Assets are or may be bound, (c) require Dickinson to obtain any consent, approval, permit, notice, action, authorization or waiver (each, a "Consent") of or file with or give notice to any Governmental Authority or any other Person not a party to this Agreement, except for the Consents listed on
Schedule 4.3 hereto which have been obtained and remain in full force and effect, (d) conflict with, or result in any violation of, any material law, ordinance, statute, rule or regulation of any Governmental Authority known to Dickinson to be applicable to the business or operations of the Dickinson Theaters or the Dickinson Assets or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to Dickinson or its properties or assets or (e) result in the creation of, or impose on Dickinson the obligation to create, any Lien upon the Dickinson Assets.

                 SECTION 4.4      Title to Assets.  Except as set forth on
Schedule 4.4, Dickinson has good and marketable title to the Dickinson Assets owned by Dickinson, and has valid leasehold interests in the Dickinson Assets leased by Dickinson, in each case free and clear of all Liens (except for any landlord's lien imposed by the landlords under the Dickinson Leases, however, any such landlord lien must be subordinate to the lease as to each theater or the lienholder must have entered into a nondisturbance agreement with Dickinson agreeing not to disturb Dickinson or any successor tenant in the event of a foreclosure of its lien). The leases of properties or assets included in the Dickinson Assets, including, but not limited to the Dickinson Leases, are valid, subsisting and effective in accordance with their respective terms, and Dickinson enjoys peaceful possession of all such properties and assets. True and complete copies of all of the Dickinson Leases, including all amendments, modifications and supplements thereto through the date hereof have been delivered to Hollywood. The Dickinson Leases referred to on Schedule 2.1(b) constitute all of the Dickinson Theater leases. Except as set forth on Schedule 4.4 hereto, there are no leases, surface or subsurface use agreements, tenancy, arrangements, service contracts, management contracts, or other agreements, instruments or encumbrances that will be in force or effect as of the Closing that grant to any Person, any right, title, interest or benefit in or to all or any part of the Dickinson Assets or any right relating to the ownership, use, operation, management, maintenance or repair of all or any part of the Dickinson Assets, and no Person has any rights to acquire any of the Dickinson Assets. Except as set forth on Schedule 4.4 hereof, there are no third parties in possession of any portion of the Dickinson Theaters as lessees, tenants at sufferance, trespassers or otherwise. Upon the sale, conveyance, transfer and delivery of the Dickinson Assets in accordance with the terms of this Agreement, Hollywood will (i) acquire good and marketable title to the Dickinson Assets owned by Dickinson, free and clear of all Liens except, with respect to Dickinson Fee Theater, Permitted Exceptions, and (ii) continue to enjoy peaceful possession of all Dickinson Assets held under lease.

                 SECTION 4.5 Proprietary Rights. Schedule 4.5 hereto sets forth a correct and complete list of (a) all of Dickinson's Proprietary Rights in the Dickinson Assets and (b) all licenses, sublicenses and other Contracts to which Dickinson is a party or by which it is bound relating to the ownership, use or exploitation of any Proprietary Rights. To the Knowledge of Dickinson, Dickinson has the right to use and exploit all Proprietary Rights included in the Dickinson Assets without infringing upon or otherwise violating the rights of any other Person, and to the Knowledge of Dickinson no consent, approval or authorization of any other Person will be required for the use or exploitation by Hollywood after the Closing Date of any Proprietary Rights included in the Dickinson Assets. There is no claim pending or, to the Knowledge of Dickinson, threatened against Dickinson that draws into question or otherwise affects any right of Dickinson to use or exploit any Proprietary Rights included in the Dickinson Assets, and Dickinson is not aware of any basis for such a claim.

                 SECTION 4.6 Financials. The unaudited statements of operations and cash flows and the TLCF statements for the twelve months ending March 31, 1996 and March 31, 1997, which are attached hereto as Schedule 4.6, fairly present in all material respects, the results of operations and cash flows and the TLCF's of the Dickinson Theaters for such twelve-month periods and contain no material inaccuracies. Such statements were prepared using the same principles and procedures as used for Dickinson's audited financials, which audited financials were prepared in conformity with generally accepted accounting principles, except as noted therein. The numbers shown as "Theater Level Cash Flow" on Schedule 4.6 were calculated as follows: (a) all revenue of Dickinson during such periods derived from the respective Dickinson Theaters, including, without limitation, ticket revenue, advertising revenue and revenue from concession sales (providing, however, certain immaterial rebates and other similar amounts may not have been allocated to the theater level), less (b) all expenses incurred by Dickinson during such period in connection with the ownership, leasing and operation of the respective Dickinson Theaters during such periods. The Theater Level Cash

Flow on Schedule 4.6 does not include interest, depreciation, amortization or allocations of general and administrative expenses or income taxes.

                 SECTION 4.7      Conduct of Business.  Except as set forth on
Schedule 4.7 and except as contemplated in this Agreement, since December 31, 1996, there has not been:

                 (a) any material adverse change in Dickinson's business, operations, affairs, condition (financial or otherwise), results of operations, properties, assets or liabilities;

                 (b) any sale, assignment or disposition of any substantial properties or assets (other than the Dickinson Excluded Assets), of any kind or character relating to the operations of the Dickinson Theaters, except for personal property sold, assigned or disposed of in the ordinary course of business and consistent with past practice and custom;

                 (c) any damage, destruction or loss (whether or not insured against) affecting the Dickinson Assets;

                 (d) any revocation or termination, or any notice of any threatened revocation or termination, of any Consents or permits relating to the operations of the Dickinson Theaters;

                 (e) any material change or any anticipated change in the present relationships between Dickinson and any of their significant suppliers, insurers, lessors, licensors, licensees and distributors with respect to the Dickinson Assets; or

                 (f) any other material transaction other than in the ordinary course of business and consistent with past practice and custom.

                 SECTION 4.8 Contracts and Other Agreements. Schedule 4.8 sets forth a list of all material Contracts, whether written or oral, to which Dickinson is a party relating to the operation of the Dickinson Theaters which cannot be terminated by Dickinson upon 30 days notice. Dickinson has delivered or made available to Hollywood true and complete copies of each written Contract listed on Schedule 4.8 and, in the case of Contracts not reduced to writing, has provided to Hollywood a written summary of the material terms thereof. Each Contract described in Schedule 4.8 is valid, in full force and effect, and binding upon Dickinson that is a party thereto, in accordance with its terms. Dickinson is not in default under any of the Contracts described in
Schedule 4.8 and, except as set forth on Schedule 4.8, there exists no event which, with the giving of notice or lapse of time, or both, would become a default, in each case with such exceptions thereto as do not, individually or in the aggregate, have a Material Adverse Effect. Dickinson has not received any written notice from any other party to any Contract listed on Schedule 4.8 of the termination, or threatened termination, thereof, and, to Dickinson's Knowledge, there has occurred no event that would allow such other party to terminate any Contract. None of the Dickinson Assets are bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice and custom.

                 SECTION 4.9 Theater Locations. Schedule 4.9 sets forth a true, correct and complete list of the names and locations of all Dickinson Theaters on the date hereof and on the Closing Date.

                 SECTION 4.10 Solvency. Dickinson is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted and proposed to be conducted, owns property which has both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due and is solvent. Dickinson will not be rendered insolvent by the transactions contemplated by this Agreement, and following the consummation of such transactions, Dickinson will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property which has a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

                 SECTION 4.11 Assets Necessary to Business; Effect of Transfer. The Dickinson Assets are sufficient in all material respects to carry on the business and operations as presently conducted by Dickinson at the Dickinson Theaters. The Dickinson Assets are fit for the purposes for which they are presently being used and are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and to Dickinson's Knowledge conform in all material respects to all applicable laws relating to their use and operation (including the provisions of the Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. Section 12101 et seq. (the "ADA"). The Dickinson Theaters were constructed and have been maintained in accordance and material compliance with the ADA to the extent applicable. Dickinson has not received any notice to the effect that, or otherwise been advised that, the Dickinson Theaters are not in compliance with the ADA, and Dickinson has no reason to anticipate that any existing circumstances at any of the Dickinson Theaters are likely to result in violations of the ADA as the Dickinson Theaters currently exist. No representation or warranty is being made herein regarding the subject matter hereof which may arise or otherwise occur as a result of any alterations, changes or additions of any nature made to any of the Theaters by Hollywood. Dickinson is in possession of all material licenses, permits, consents, approvals and other authorizations that to Dickinson's knowledge are required by any Governmental Authority in connection with the ownership or lease of the Dickinson Assets or the conduct of the business and operations of Dickinson at the Dickinson Theaters. Upon obtaining the Consents set forth on Schedule 4.3 hereto the consummation of the transactions contemplated by this Agreement will not deprive Hollywood of the benefits of any material properties included in the Dickinson Assets or any rights or interests relating thereto, or result in the imposition of any debts, liabilities or obligations on Hollywood, except for the debts, obligations and liabilities created by Hollywood in connection with financing the acquisition of the Dickinson Assets.

                 SECTION 4.12     Litigation.  Except as set forth on Schedule
4.12 hereto, there is no action, suit, inquiry, investigation or other proceeding pending against, or to Dickinson's Knowledge threatened against or affecting, Dickinson's properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (a) in which an adverse decision could, either in any case or in the aggregate, have a Material Adverse

Effect or (b) which in any manner draws into question the validity of or otherwise affects this Agreement, the transactions contemplated hereby or the ability of Dickinson to perform their obligations hereunder.

                 SECTION 4.13     Taxes.

                 (a) Dickinson has filed or will file in a timely manner with the appropriate Governmental Authority all tax returns required to be filed prior to or on the date hereof relating to Taxes due and payable or Taxes accrued and not yet payable on or before the Closing Date, and each such tax return has been or will be prepared in compliance in all material respects with all applicable laws and regulations.

                 (b) Dickinson has paid or will pay on the applicable due date all Taxes that are due and payable or Taxes accrued and not yet payable on or before the Closing Date (including all Taxes shown to be due on such returns or pursuant to any assessment received by Dickinson from any taxing authority), except such Taxes, if any, as are being contested in good faith by appropriate proceedings diligently conducted.

                 (c) There are no claims for Taxes pending against Dickinson nor to the Knowledge of Dickinson, any threatened claims for Tax deficiencies against Dickinson for which the Dickinson Assets could be liable, and Dickinson does not know of any basis for such claims.

                 (d) There exist no actual or, to the Knowledge of Dickinson, proposed additional assessments or adjustments of Taxes by any taxing authority for which the Dickinson Assets could be liable.

                 (e) There are no pending audits, actions, proceedings, disputes, claims or, to Dickinson's Knowledge, there are no investigations with respect to any Taxes payable by or asserted against Dickinson and there is no basis on which any claim for material Taxes can be asserted against Dickinson. Dickinson has not received notice from any Governmental Authority of its intent to examine or audit any Tax Returns of Dickinson.

                 (f) All Taxes required to be withheld or collected by Dickinson (including, but not limited to, Tax required to be withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other Person) have been timely withheld or collected and, to the extent required, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.

                 (g) There are no proposed reassessments of the taxable value of any of the Dickinson Assets or similar matters pending with respect to any taxing authority.

                 (h) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against Dickinson for which the Dickinson Assets could be liable.

                 (i) There are no Liens for Taxes (other than for current Taxes not yet due and payable) imposed upon the Dickinson Assets.

                 (j) No taxing authority has raised any issue with respect to the liability of Dickinson or any Affiliate thereof for any Tax that would likely result in the issuance by any taxing authority of a notice of deficiency or similar notice for Taxes against Dickinson.

                 (k) Except for the United States of America, the State of Kansas, the city of Topeka, the State of Kansas, the city of Lawrence, the State of Missouri, the city of Joplin, there are no other jurisdictions in which income or franchise tax returns and reports, and returns and reports relating to the payment of Tax based upon the ownership or use of property therein or the derivation of income therefrom or measured by premiums or investments in tangible or intangible property, were, or were required to be, filed by Dickinson or in which Dickinson was required to be included.

                 (l) There are no requests for rulings, outstanding subpoenas or requests for information with respect to Taxes of Dickinson, proposed reassessments of any assets or any property owned or leased by Dickinson, or similar matters pending with respect to any taxing authority.

                 (m) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against Dickinson or for which Dickinson may be liable.

                 SECTION 4.14     Environmental Compliance.

                 (a) Dickinson is not subject to any existing, pending or to Dickinson's Knowledge threatened action, suit, investigation, inquiry or proceeding by any Governmental Authority under, and are not currently in violation of, or subject to, any remedial obligation under, any Environmental Law.

                 (b) All material environmental notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation of the Dickinson Theaters have been obtained or filed.

                 (c) Hazardous Substances have not been disposed of on, to or from any of the Dickinson Theaters during the time of Dickinson's ownership or possession of the Dickinson Assets and the operation of the Dickinson Theaters or to Dickinson's Knowledge prior thereto, except in compliance with Environmental Laws in effect at the time such activity was undertaken.

                 (d) No Hazardous Substances have been generated, managed, treated or transported to or from the Dickinson Theaters, except in compliance with Environmental Laws at the time such activity was undertaken.

                 (e) To the Knowledge of Dickinson, there is not now at, on or in the Dickinson Theaters any asbestos, PCBs or, to the extent only it exists at levels which are considered hazardous to human health, radon gas.

                 (f) No underground storage tanks currently exist or to Dickinson's Knowledge have existed on the land occupied by the Dickinson Theaters.

                 (g) During the time the Dickinson Theaters have been occupied by Dickinson, there has not been a Release of Hazardous Substances into, onto or out of the land occupied by the Dickinson Theaters.

                 (h)      Except for the Dickinson Leases and as set forth on
         Schedule 4.14 hereto, Dickinson is not a party, whether as a direct signatory or as successor, assignee or third party beneficiary, or otherwise bound, to any lease or other Contract relating to the Dickinson Assets under which Dickinson is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning a Release of Hazardous Substances or non-compliance with Environmental Laws.

                 (i) Except for the Dickinson's lenders or as provided in the Dickinson Leases, Dickinson has not released any other Person from any claim under any Environmental Law or waived any rights concerning any Releases of Hazardous Substances into, onto or out of or with respect to the land occupied by the Dickinson Theaters.

                 SECTION 4.15     Utilities.

                 (a) The Dickinson Theaters are connected to and are served by water, solid waste and sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services required by law or necessary for the operation or use of the Dickinson Theaters; such facilities and services are adequate for the present use and operation of the Dickinson Theaters on a fully occupied basis, and are installed and connected pursuant to valid permits and are in material compliance with all governmental regulations; and no fact or condition exists which would result in the termination or curtailment in the furnishing of utility services to the Dickinson Theaters.

                 (b) Dickinson has not received notice from any supplier of water, solid waste and sewage disposal, drainage, telephone, gas, electricity or other utility services to the Dickinson Theaters that such service is being or will be terminated or curtailed and Dickinson has no knowledge that such termination or curtailment may occur.

                 SECTION 4.16 Defects. Except as set forth on Schedule 4.16, there are no material structural defects in the Dickinson Theaters or any material defects in the Dickinson Theaters' mechanical, electrical and plumbing systems.

                 SECTION 4.17 Condemnation. There are no pending or to Dickinson's Knowledge threatened condemnation or similar proceedings or assessments affecting the Dickinson Assets or any part thereof, nor to the Knowledge of Dickinson are any such proceedings or assessments contemplated by any Governmental Authority.

                 SECTION 4.18 Books and Records. The books and records of Dickinson fairly reflect in all material respects the transactions to which the Dickinson Assets are or were bound, and such books and records are and have been properly kept and maintained, with the revenues, expenses, assets and liabilities of Dickinson accurately recorded in all material respects therein on the accrual basis of accounting. True, complete and correct copies of such books and records have been made available for review by Hollywood.

                 SECTION 4.19 Brokers, Finders, etc. Except as described in Schedule 4.19, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Dickinson in such manner as to give rise to a valid claim against any of the parties hereto for any broker's or finder's commission. Except as described in Schedule 4.19, Dickinson has not retained any broker or finder in connection with the transactions contemplated hereby. Any fees, expenses, commissions or other amounts payable to the Persons identified on Schedule 4.19 shall be payable by Dickinson and shall not be the responsibility of Hollywood.

                 SECTION 4.20 Litigation. There is no action, suit, inquiry, investigation or other proceeding pending against, or to Dickinson's Knowledge threatened against or affecting, Dickinson's properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority in which an adverse decision could, either in any case or in the aggregate, have a material adverse effect on the business, operations, affairs, condition (financial or otherwise), results of operation, properties, assets or liabilities of Dickinson.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF HOLLYWOOD

                 Hollywood represents and warrants to Dickinson as follows:

                 SECTION 5.1 Organization and Authority. Hollywood is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Hollywood Theaters and the Hollywood Assets as currently conducted. Hollywood has furnished to Dickinson true and correct copies of the charter and bylaws of Hollywood as amended to date.

                 SECTION 5.2 Authority; Binding Effect. Hollywood has all requisite power and authority to enter into this Agreement and each of the other agreements and instruments to be executed and delivered by Hollywood pursuant to the terms of this Agreement (each a "Hollywood's Ancillary Document" and, collectively, the "Hollywood's Ancillary Documents") and to perform its obligations hereunder and thereunder. The execution and delivery by Hollywood of this Agreement and each Hollywood's Ancillary Documents, and the performance by Hollywood of its obligations hereunder and thereunder and the consummation by Hollywood of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Hollywood. This Agreement and Hollywood's Ancillary Documents have been duly executed and delivered by Hollywood and constitute legal, valid and binding agreements of Hollywood, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity.

                 SECTION 5.3      Absence of Conflicts.  Except as set forth on
Schedule 5.3 hereof, the execution and delivery by Hollywood of this Agreement and Hollywood's Ancillary Documents, the performance by Hollywood of its obligations hereunder and thereunder and the consummation by Hollywood of the transactions contemplated hereby or thereby will not (a) conflict with, or result in any violation or breach of, any provision of the charter or bylaws of Hollywood, (b) as of the Closing, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Hollywood Assets are or may be bound, (c) require Hollywood to obtain any Consent of or file with or give notice to any Governmental Authority or any other Person not a party to this Agreement, except for the Consents listed on
Schedule 5.3 hereto which have been obtained and remain in full force and effect, (d) conflict with, or result in any violation of, any material law, ordinance, statute, rule or regulation of any Governmental Authority known to Hollywood to be applicable to the business or operations of the Hollywood Theaters or the Hollywood Assets or of any order, writ, injunction, judgment or decree of any court, arbitrator or

Governmental Authority applicable to Hollywood or its properties or assets or
(e) result in the creation of, or impose on Hollywood the obligation to create, any Lien upon the Hollywood Assets.

                 SECTION 5.4      Title to Assets.  Except as set forth on
Schedule 5.4, Hollywood has good and marketable title to the Hollywood Assets owned by Hollywood, and has valid leasehold interests in the Hollywood Assets leased by Hollywood, in each case free and clear of all Liens (except for any landlord's lien imposed by the landlords under the Hollywood Leases, however, any such landlord lien must be subordinate to the lease as to each theater or the lienholder must have entered into a nondisturbance agreement with Hollywood agreeing not to disturb Hollywood or any successor tenant in the event of a foreclosure of its lien). The leases of properties or assets included in the Hollywood Assets, including, but not limited to the Hollywood Leases, are valid, subsisting and effective in accordance with their respective terms, and Hollywood enjoys peaceful possession of all such properties and assets. True and complete copies of all of the Hollywood Leases, including all amendments, modifications and supplements thereto through the date hereof have been delivered to Dickinson. The Hollywood Leases referred to on Schedule 2.1(b) constitute all of the Hollywood Theater leases. Except as set forth on
Schedule 5.4 hereto, there are no leases, surface or subsurface use agreements, tenancy, arrangements, service contracts, management contracts, or other agreements, instruments or encumbrances that will be in force or effect as of the Closing that grant to any Person, any right, title, interest or benefit in or to all or any part of the Hollywood Assets or any right relating to the ownership, use, operation, management, maintenance or repair of all or any part of the Hollywood Assets, and no Person has any rights to acquire any of the Hollywood Assets. Except as set forth on Schedule 5.4 hereof, there are no third parties in possession of any portion of the Hollywood Theaters as lessees, tenants at sufferance, trespassers or otherwise. Upon the sale, conveyance, transfer and delivery of the Hollywood Assets in accordance with the terms of this Agreement, Dickinson will (i) acquire good and marketable title to the Hollywood Assets owned by Hollywood, free and clear of all Liens except, with respect to Hollywood Fee Theaters, Permitted Exceptions, and (ii) continue to enjoy peaceful possession of all Hollywood Assets held under lease.

                 SECTION 5.5 Proprietary Rights. Schedule 5.5 hereto sets forth a correct and complete list of (a) all of Hollywood's Proprietary Rights in the Hollywood Assets and (b) all licenses, sublicenses and other Contracts to which Hollywood is a party or by which it is bound relating to the ownership, use or exploitation of any Proprietary Rights. To the Knowledge of Hollywood, Hollywood has the right to use and exploit all Proprietary Rights included in the Hollywood Assets without infringing upon or otherwise violating the rights of any other Person, and to the Knowledge of Hollywood no consent, approval or authorization of any other Person will be required for the use or exploitation by Dickinson after the Closing Date of any Proprietary Rights included in the Hollywood Assets. There is no claim pending or, to the Knowledge of Hollywood, threatened against Hollywood that draws into question or otherwise affects any right of Hollywood to use or exploit any Proprietary Rights included in the Hollywood Assets, and Hollywood is not aware of any basis for such a claim.

                 SECTION 5.6 Financials. The unaudited statements of operations and cash flows and the TLCF statements for the twelve months ending March 31, 1996 and March 31, 1997, which are attached hereto as Schedule 5.6, fairly present in all material respects, the results of operations and cash flows and the TLCF's of the Hollywood Theaters for such twelve-month periods and contain no material inaccuracies. Such statements were prepared using the same principles and procedures as used for Hollywood's audited financials, which audited financials were prepared in conformity with generally accepted accounting principles, except as noted therein. The numbers shown as "Theater Level Cash Flow" on Schedule 5.6 were calculated as follows: (a) all revenue of Hollywood during such periods derived from the respective Hollywood Theaters, including, without limitation, ticket revenue, advertising revenue and revenue from concession sales (providing, however, certain immaterial rebates and other similar amounts may not have been allocated to the theater level), less (b) all expenses incurred by Hollywood during such period in connection with the ownership, leasing and operation of the respective Hollywood Theaters during such periods. The Theater Level Cash Flow on
Schedule 5.6 does not include interest, depreciation, amortization or allocations of general and administrative expenses or income taxes.

                 SECTION 5.7      Conduct of Business.  Except as set forth on
Schedule 5.7 and except as contemplated in this Agreement, since December 31, 1996, there has not been:

                 (a) any material adverse change in Hollywood's business, operations, affairs, condition (financial or otherwise), results of operations, properties, assets or liabilities;

                 (b) any sale, assignment or disposition of any substantial properties or assets (other than the Hollywood Excluded Assets), of any kind or character relating to the operations of the Hollywood Theaters, except for personal property sold, assigned or disposed of in the ordinary course of business and consistent with past practice and custom;

                 (c) any damage, destruction or loss (whether or not insured against) affecting the Hollywood Assets;

                 (d) any revocation or termination, or any notice of any threatened revocation or termination, of any Consents or permits relating to the operations of the Hollywood Theaters;

                 (e) any material change or any anticipated change in the present relationships between Hollywood and any of their significant suppliers, insurers, lessors, licensors, licensees and distributors with respect to the Hollywood Assets; or

                 (f) any other material transaction other than in the ordinary course of business and consistent with past practice and custom.

                          SECTION 5.8      Contracts and Other Agreements.
         Schedule 5.8 sets forth a list of all material Contracts, whether written or oral, to which Hollywood is a party relating to the operation of the Hollywood Theaters which cannot be terminated by Hollywood upon 30 days notice. Hollywood has delivered or made available to Dickinson true and complete copies of each written Contract listed on Schedule 5.8 and, in the case of Contracts not reduced to writing, has provided to Hollywood a written summary of the material terms thereof. Each Contract described in Schedule 5.8 is valid, in full force and effect, and binding upon Hollywood that is a party thereto, in accordance with its terms. Hollywood is not in default under any of the Contracts described in Schedule 5.8 and, except as set forth on Schedule 5.8, there exists no event which, with the giving of notice or lapse of time, or both, would become a default, in each case with such exceptions thereto as do not, individually or in the aggregate, have a Material Adverse Effect. Hollywood has not received any written notice from any other party to any Contract listed on Schedule 5.8 of the termination, or threatened termination, thereof, and, to Hollywood's Knowledge, there has occurred no event that would allow such other party to terminate any Contract. None of the Hollywood Assets are bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice and custom.

                 SECTION 5.9 Theater Locations. Schedule 5.9 sets forth a true, correct and complete list of the names and locations of all Hollywood Theaters on the date hereof and on the Closing Date.

                 SECTION 5.10 Solvency. Hollywood is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted and proposed to be conducted, owns property which has both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due and is solvent. Hollywood will not be rendered insolvent by the transactions contemplated by this Agreement, and following the consummation of such transactions, Hollywood will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property which has a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

                 SECTION 5.11 Assets Necessary to Business; Effect of Transfer. The Hollywood Assets are sufficient in all material respects to carry on the business and operations as presently conducted by Hollywood at the Hollywood Theaters. The Hollywood Assets are fit for the purposes for which they are presently being used and are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and to Hollywood's Knowledge conform in all material respects to all applicable laws relating to their use and operation (including the provisions of the ADA). The Hollywood Theaters were constructed and have been maintained in accordance and material compliance with the ADA to the extent applicable. Hollywood has not received any notice to the effect that, or otherwise been advised that, the Hollywood Theaters are not in compliance with the ADA, and Hollywood has no reason to anticipate that any existing circumstances at any of the Hollywood Theaters are likely to result in violations of the ADA as the Hollywood Theaters currently exist. No representation or warranty is being made herein regarding the subject matter hereof which may arise or otherwise occur as a result of any alterations, changes or additions of any nature made to any of the Theaters by Dickinson. Hollywood is in possession of all material licenses, permits, consents, approvals and other authorizations that to Hollywood's knowledge are required by any Governmental Authority in connection with the ownership or lease of the Hollywood Assets or the conduct of the business and operations of Hollywood at the Hollywood Theaters. Upon obtaining the Consents set forth on Schedule 5.3 hereto the consummation of the transactions contemplated by this Agreement will not deprive Dickinson of the benefits of any material properties included in the Hollywood Assets or any rights or interests relating thereto, or result in the imposition of any debts, liabilities or obligations on Hollywood, except for the debts, obligations and liabilities created by Dickinson in connection with financing the acquisition of the Hollywood Assets.

                 SECTION 5.12     Litigation.  Except as set forth on Schedule
5.12 hereto, there is no action, suit, inquiry, investigation or other proceeding pending against, or to Hollywood's Knowledge threatened against or affecting, Hollywood's properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (a) in which an adverse decision could, either in any case or in the aggregate, have a Material Adverse Effect or (b) which in any manner draws into question the validity of or otherwise affects this Agreement, the transactions contemplated hereby or the ability of Hollywood to perform their obligations hereunder.

                 SECTION 5.13     Taxes.

                 (a) Hollywood has filed or will file in a timely manner with the appropriate Governmental Authority all tax returns required to be filed prior to or on the date hereof relating to Taxes due and payable or Taxes accrued and not yet payable on or before the Closing Date, and each such tax return has been or will be prepared in compliance in all material respects with all applicable laws and regulations.

                 (b) Hollywood has paid or will pay on the applicable due date all Taxes that are due and payable or Taxes accrued and not yet payable on or before the Closing Date (including all Taxes shown to be due on such returns or pursuant to any assessment received by Hollywood from any taxing authority), except such Taxes, if any, as are being contested in good faith by appropriate proceedings diligently conducted.

                 (c) There are no claims for Taxes pending against Hollywood nor to the Knowledge of Hollywood, any threatened claims for Tax deficiencies against Hollywood for which the Hollywood Assets could be liable, and Hollywood does not know of any basis for such claims.

                 (d) There exist no actual or, to the Knowledge of Hollywood, proposed additional assessments or adjustments of Taxes by any taxing authority for which the Hollywood Assets could be liable.

                 (e) There are no pending audits, actions, proceedings, disputes, claims or, to Hollywood's Knowledge, there are no investigations with respect to any Taxes payable by or asserted against Hollywood and there is no basis on which any claim for material Taxes can be asserted against Hollywood. Hollywood has not received notice from any Governmental Authority of its intent to examine or audit any Tax Returns of Hollywood.

                 (f) All Taxes required to be withheld or collected by Hollywood (including, but not limited to, Tax required to be withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other Person) have been timely withheld or collected and, to the extent required, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.

                 (g) There are no proposed reassessments of the taxable value of any of the Hollywood Assets or similar matters pending with respect to any taxing authority.

                 (h) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against Hollywood for which the Hollywood Assets could be liable.

                 (i) There are no Liens for Taxes (other than for current Taxes not yet due and payable) imposed upon the Hollywood Assets.

                 (j) No taxing authority has raised any issue with respect to the liability of Hollywood or any Affiliate thereof for any Tax that would likely result in the issuance by any taxing authority of a notice of deficiency or similar notice for Taxes against Hollywood.

                 (k) Except for the United States of America, the State of Kansas, the city of Garden City, the State of Kansas, the city of Hutchinson, the State of Missouri, the city of Jefferson City, there are no other jurisdictions in which income or franchise tax returns and reports, and returns and reports relating to the payment of Tax based upon the ownership or use of property therein or the derivation of income therefrom or measured by premiums or investments in tangible or intangible property, were, or were required to be, filed by Hollywood or in which Hollywood was required to be included.

                 (l) There are no requests for rulings, outstanding subpoenas or requests for information with respect to Taxes of Hollywood, proposed reassessments of any assets or any property owned or leased by Hollywood, or similar matters pending with respect to any taxing authority.

                 (m) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against Hollywood or for which Hollywood may be liable.

                 SECTION 5.14     Environmental Compliance.

                 (a) Hollywood is not subject to any existing, pending or to Hollywood's Knowledge threatened action, suit, investigation, inquiry or proceeding by any Governmental Authority under, and are not currently in violation of, or subject to, any remedial obligation under, any Environmental Law.

                 (b) All material environmental notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation of the Hollywood Theaters have been obtained or filed.

                 (c) Hazardous Substances have not been disposed of on, to or from any of the Hollywood Theaters during the time of Hollywood's ownership or possession of the Hollywood Assets and the operation of the Hollywood Theaters or to Hollywood's Knowledge prior thereto, except in compliance with Environmental Laws in effect at the time such activity was undertaken.

                 (d) No Hazardous Substances have been generated, managed, treated or transported to or from the Hollywood Theaters, except in compliance with Environmental Laws at the time such activity was undertaken.

                 (e) To the Knowledge of Hollywood, there is not now at, on or in the Hollywood Theaters any asbestos, PCBs or, to the extent only it exists at levels which are considered hazardous to human health, radon gas.

                 (f) No underground storage tanks currently exist or to Hollywood's Knowledge have existed on the land occupied by the Hollywood Theaters.

                 (g) During the time the Hollywood Theaters have been occupied by Hollywood, there has not been a Release of Hazardous Substances into, onto or out of the land occupied by the Hollywood Theaters.

                 (h)      Except for the Hollywood Leases and as set forth on
         Schedule 4.14 hereto, Hollywood is not a party, whether as a direct signatory or as successor, assignee or third party beneficiary, or otherwise bound, to any lease or other Contract relating to the Hollywood Assets under which Hollywood is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning a Release of Hazardous Substances or non-compliance with Environmental Laws.

                 (i) Except for the Hollywood's lenders or as provided in the Hollywood Leases, Hollywood has not released any other Person from any claim under any Environmental Law or waived any rights concerning any Releases of Hazardous Substances into, onto or out of or with respect to the land occupied by the Hollywood Theaters.

                 SECTION 5.15     Utilities.

                 (a) The Hollywood Theaters are connected to and are served by water, solid waste and sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services required by law or necessary for the operation or use of the Hollywood Theaters; such facilities and services are adequate for the present use and operation of the Hollywood Theaters on a fully occupied basis, and are installed and connected pursuant to valid permits and are in material compliance with all governmental regulations; and no fact or condition exists which would result in the termination or curtailment in the furnishing of utility services to the Hollywood Theaters.

                 (b) Hollywood has not received notice from any supplier of water, solid waste and sewage disposal, drainage, telephone, gas, electricity or other utility services to the Hollywood Theaters that such service is being or will be terminated or curtailed and Hollywood has no knowledge that such termination or curtailment may occur.

                 SECTION 5.16 Defects. Except as set forth on Schedule 5.16, there are no material structural defects in the Hollywood Theaters or any material defects in the Hollywood Theaters' mechanical, electrical and plumbing systems.

                 SECTION 5.17 Condemnation. There are no pending or to Hollywood's Knowledge threatened condemnation or similar proceedings or assessments affecting the Hollywood Assets or any part thereof, nor to the Knowledge of Hollywood are any such proceedings or assessments contemplated by any Governmental Authority.

                 SECTION 5.18 Books and Records. The books and records of Hollywood fairly reflect in all material respects the transactions to which the Hollywood Assets are or were bound, and such books and records are and have been properly kept and maintained, with the revenues, expenses, assets and liabilities of Hollywood accurately recorded in all material respects therein on the accrual basis of accounting. True, complete and correct copies of such books and records have been made available for review by Hollywood.

                 SECTION 5.19 Brokers, Finders, etc. Except as described in Schedule 5.19, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Hollywood in such manner as to give rise to a valid claim against any of the parties hereto for any broker's or finder's commission. Except as described in Schedule 5.19, Hollywood has not retained any broker or finder in connection with the transactions contemplated hereby. Any fees, expenses, commissions or other amounts payable to the Persons identified on Schedule 5.19 shall be payable by Hollywood and shall not be the responsibility of Hollywood.

                 SECTION 5.20 Litigation. There is no action, suit, inquiry, investigation or other proceeding pending against, or to Hollywood's Knowledge threatened against or affecting, Hollywood's properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority in which an adverse decision could, either in any case or in the aggregate, have a material adverse effect on the business, operations, affairs, condition (financial or otherwise), results of operation, properties, assets or liabilities of Hollywood.


                                   ARTICLE VI

                       DICKINSON COVENANTS AND AGREEMENTS

                 SECTION 6.1 Inspection. From the date hereof to the Closing, Dickinson shall give to Hollywood and its officers, attorneys, accountants, and representatives free, full, and complete access during reasonable business hours to the Dickinson Assets as Hollywood may deem necessary or appropriate; provided, that such due diligence review will not unreasonably interfere with the operations by Dickinson of the Dickinson Assets. Dickinson will provide Hollywood and its officers, attorneys, accountants and representatives with any information reasonably requested by them pertaining to income derived from or expenses associated with the Dickinson Assets.

                 SECTION 6.2 Compliance. From the date hereof to the Closing, Dickinson shall not take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by Dickinson herein to be untrue or incorrect as of the Closing.

                 SECTION 6.3 Satisfaction of All Conditions Precedent. From the date hereof to the Closing, Dickinson shall use reasonable efforts to cause all conditions precedent in Article III to be satisfied by the Closing.

                 SECTION 6.4 No Solicitation. From the date hereof to September 25, 1997, Dickinson shall not offer any of Dickinson Assets for sale, or solicit offers to buy the Dickinson Assets or hold discussions with any party (other than Hollywood) looking toward such an offer or solicitation or toward a sale of equity or a merger or consolidation of Dickinson with or into another entity or any similar transaction. Dickinson shall not enter into any agreement with any party other than Hollywood with respect to the sale or other disposition of either the equity interests of Dickinson or the Dickinson Assets or with respect to any merger, consolidation, or similar transaction involving Dickinson.

                 SECTION 6.5 Material Developments. From the date hereof to the Closing, Dickinson shall notify Hollywood of any material problems or developments with respect to the business or operations of the Dickinson Theaters of which Dickinson has Knowledge.

                 SECTION 6.6 Notice of Breach. From the date hereof to the Closing, Dickinson shall, immediately upon becoming aware thereof, give detailed written notice to Hollywood of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Dickinson prior to the date of this Agreement, of any of their covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

                 SECTION 6.7 Notice of Litigation. From the date hereof to the Closing, immediately upon becoming aware thereof, Dickinson shall notify Hollywood of (a) any suit, action, or proceeding to which Dickinson becomes a party or which is threatened against Dickinson in writing that involves the Dickinson Assets, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

                 SECTION 6.8 Continuation of Insurance Coverage. From the date hereof to the Closing, Dickinson shall keep in full force and effect insurance coverage for the Dickinson Theaters and the Dickinson Assets in the same amount and scope to the coverage now maintained covering the Dickinson Theaters and the Dickinson Assets.

                 SECTION 6.9      Interim Operations of the Company.

                 (a) From the date hereof to the Closing, Dickinson shall conduct their business only in the ordinary course consistent with past practice, and shall not, unless Hollywood gives its prior written approval (i) sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any of the Dickinson Assets (except in the ordinary course of business), (ii) modify, extend, or renew any Dickinson Lease, or (iii) make any material acquisition or capital expenditure or commit to make any such acquisition or expenditure.

                 (b) From the date hereof to the Closing, Dickinson will use reasonable efforts to maintain the Dickinson Theaters and the Dickinson Assets in their present operating condition and repair, ordinary wear and tear excepted.

                 (c) If required by law, Dickinson shall offer COBRA benefits to those employees of Dickinson eligible to receive such benefits in connection with the sale by Dickinson of the Dickinson Assets. Upon termination of Dickinson employee benefits pursuant to
         Section 6.14 hereof, Dickinson shall offer COBRA benefits to those employees of Dickinson eligible to receive such benefits if required by law.

                 SECTION 6.10 Transfer Taxes. Dickinson shall be responsible for and shall pay any and all taxes and recording fees, if any, payable as a result of the sale, conveyance, transfer and delivery of the Dickinson Assets upon the terms and conditions hereof.

                 SECTION 6.11 Preservation of Books and Records. For a period of two years from the date hereof, Hollywood and Dickinson will preserve and maintain the corporate, accounting, auditing and tax books and records relating to the Dickinson Assets that are held by them on the date hereof and will make such books and records available to each other upon reasonable notice and at reasonable times, it being understood that Hollywood and Dickinson shall be entitled to make copies of any such books and records as they shall deem reasonably necessary for purposes of making the same available to appropriate Governmental Authorities or for other proper purposes.

                 SECTION 6.12 Covenant Not to Compete. Except as otherwise consented to or approved in writing by Hollywood, Dickinson, and Dickinson's Affiliates will not at any time for a period of three years following the
Closing:

                 (a) participate in, directly or indirectly, acting alone or as a member of a partnership or as a holder, beneficially or of record, of in excess of 5% of any security of any class, or as a consultant to or representative of, any corporation, other business entity or Person that is engaged in the business of Hollywood as it is being conducted immediately following the Closing in competition with Hollywood at any location within a 25 mile radius of any Dickinson Theater; provided, however, the provisions of this Section 6.12(a)shall not apply to the Webb City Drive-In movie theatre currently operated by Dickinson so long as such movie theater is operated as a "sub-run" theater; or

                 (b) request any present or future supplier of, distributor to or provider of services to Hollywood to curtail or cancel its business with Hollywood in respect of the operations at any Dickinson Theater and the use and operation of the Dickinson Assets; or

                 (c) unless otherwise required by law, disclose to any Person any details of the organization or affairs of the business of Hollywood or any other nonpublic information concerning the Dickinson Assets or the conduct of the operations at the Dickinson Theaters; or

                 (d) hire, attempt to hire or assist any other Person in hiring or attempting to hire any employee of Hollywood or any Person who was an employee of Hollywood within the prior six-month period and who is or was employed as a Hollywood District Manager, or a position senior thereto.

Dickinson and Dickinson's Affiliates acknowledge that, in the event the scope of the covenants set forth in this Section 6.12, is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto agree and acknowledge that Hollywood does not have any adequate remedy at law for the breach or threatened breach by Dickinson or Dickinson's Affiliates of the agreements set forth in this Section 6.12 and, accordingly, Dickinson and each Dickinson's Affiliate further agree that the provisions of Section 9.6 hereof do not apply to this Section 6.12 and that Hollywood may, in lieu of or in addition to the other remedies that may be available to it hereunder (including its rights under Section 8.2) or under applicable law, file a suit in equity to enjoin Dickinson or Dickinson's Affiliates from such breach or threatened breach and consent to the issuance of injunctive relief hereunder.

                 SECTION 6.13 Use of Corporate Names. Dickinson acknowledges that, from and after the Closing, it will have no right, title or interest in or to the name "Hollywood" or any variations thereof. Neither Dickinson nor any of their Affiliates shall use any such names in any business or venture in which such Persons are engaged at any time following the Closing. The covenant set forth in this Section 6.13. shall survive the Closing and shall continue in full force and effect forever and without any limit upon duration.


                                  ARTICLE VII

                       HOLLYWOOD COVENANTS AND AGREEMENTS

                 SECTION 7.1 Inspection. From the date hereof to the Closing, Hollywood shall give to Dickinson and its officers, attorneys, accountants, and representatives free, full, and complete access during reasonable business hours to the Hollywood Assets as Dickinson may deem necessary or appropriate; provided, that such due diligence review will not unreasonably interfere with the operations by Hollywood of the Hollywood Assets. Hollywood will provide Dickinson and its officers, attorneys, accountants and representatives with any information reasonably requested by them pertaining to income derived from or expenses associated with the Hollywood Assets.

                 SECTION 7.2 Compliance. From the date hereof to the Closing, Hollywood shall not take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by Hollywood herein to be untrue or incorrect as of the Closing.

                 SECTION 7.3 Satisfaction of All Conditions Precedent. From the date hereof to the Closing, Hollywood shall use reasonable efforts to cause all conditions precedent in Article III to be satisfied by the Closing.

                 SECTION 7.4 No Solicitation. From the date hereof to September 25, 1997, Hollywood shall not offer any of Hollywood Assets for sale, or solicit offers to buy the Hollywood Assets or hold discussions with any party (other than Dickinson) looking toward such an offer or solicitation or toward a sale of equity or a merger or consolidation of Hollywood with or into another entity or any similar transaction. Hollywood shall not enter into any agreement with any party other than Dickinson with respect to the sale or other disposition of either the equity interests of Hollywood or the Hollywood Assets or with respect to any merger, consolidation, or similar transaction involving Hollywood.

                 SECTION 7.5 Material Developments. From the date hereof to the Closing, Hollywood shall notify Dickinson of any material problems or developments with respect to the business or operations of the Hollywood Theaters of which Hollywood has Knowledge.

                 SECTION 7.6 Notice of Breach. From the date hereof to the Closing, Hollywood shall, immediately upon becoming aware thereof, give detailed written notice to Hollywood of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Hollywood prior to the date of this Agreement, of any of their covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

                 SECTION 7.7 Notice of Litigation. From the date hereof to the Closing, immediately upon becoming aware thereof, Hollywood shall notify Dickinson of (a) any suit, action, or proceeding to which Hollywood becomes a party or which is threatened against Hollywood in writing that involves the Hollywood Assets, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

                 SECTION 7.8 Continuation of Insurance Coverage. From the date hereof to the Closing, Hollywood shall keep in full force and effect insurance coverage for the Hollywood Theaters and the Hollywood Assets in the same amount and scope to the coverage now maintained covering the Hollywood Theaters and the Hollywood Assets.

                 SECTION 7.9      Interim Operations of the Company.

                 (a) From the date hereof to the Closing, Hollywood shall conduct their business only in the ordinary course consistent with past practice, and shall not, unless Dickinson gives its prior written approval (i) sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any of the Hollywood Assets (except in the ordinary course of business), (ii) modify, extend, or renew any Hollywood Lease, or (iii) make any material acquisition or capital expenditure or commit to make any such acquisition or expenditure.

                 (b) From the date hereof to the Closing, Hollywood will use reasonable efforts to maintain the Hollywood Theaters and the Hollywood Assets in their present operating condition and repair, ordinary wear and tear excepted.


                 (c) If required by law, Hollywood shall offer COBRA benefits to those employees of Hollywood eligible to receive such benefits in connection with the sale by

         Hollywood of the Hollywood Assets. Upon termination of Hollywood employee benefits pursuant to Section 7.14 hereof, Hollywood shall offer COBRA benefits to those employees of Hollywood eligible to receive such benefits if required by law.

                 SECTION 7.10 Transfer Taxes. Hollywood shall be responsible for and shall pay any and all taxes and recording fees, if any, payable as a result of the sale, conveyance, transfer and delivery of the Hollywood Assets upon the terms and conditions hereof, provided that Dickinson shall be responsible for all recording and other fees relating to its financing of the Cash Purchase Price, including any applicable mortgage registration taxes.

                 SECTION 7.11 Preservation of Books and Records. For a period of two years from the date hereof, Hollywood and Dickinson will preserve and maintain the corporate, accounting, auditing and tax books and records relating to the Hollywood Assets that are held by them on the date hereof and will make such books and records available to each other upon reasonable notice and at reasonable times, it being understood that Hollywood and Dickinson shall be entitled to make copies of any such books and records as they shall deem reasonably necessary for purposes of making the same available to appropriate Governmental Authorities or for other proper purposes.

                 SECTION 7.12 Covenant Not to Compete. Except as otherwise consented to or approved in writing by Dickinson, Hollywood, and Hollywood's Affiliates will not at any time for a period of three years following the
Closing:

                 (a) participate in, directly or indirectly, acting alone or as a member of a partnership or as a holder, beneficially or of record, of in excess of 5% of any security of any class, or as a consultant to or representative of, any corporation, other business entity or Person that is engaged in the business of Dickinson as it is being conducted immediately following the Closing in competition with Dickinson at any location within a 25 mile radius of any Hollywood Theater; provided, however, the provisions of this Section 7.12(a)shall not apply to the Ramada 4 movie theater in Jefferson City, Missouri currently operated by Hollywood so long as such movie theater is operated as a "sub-run" theater; or

                 (b) request any present or future supplier of, distributor to or provider of services to Dickinson to curtail or cancel its business with Dickinson in respect of the operations at any Hollywood Theater and the use and operation of the Hollywood Assets; or

                 (c) unless otherwise required by law, disclose to any Person any details of the organization or affairs of the business of Dickinson or any other nonpublic information concerning the Hollywood Assets or the conduct of the operations at the Hollywood Theaters; or

                 (d) hire, attempt to hire or assist any other Person in hiring or attempting to hire any employee of Dickinson or any Person who was an employee of Dickinson within the prior six-month period and who is or was employed as a Dickinson District Manager, or a position senior thereto.

Hollywood and Hollywood's Affiliates acknowledge that, in the event the scope of the covenants set forth in this Section 7.12, is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto agree and acknowledge that Dickinson does not have any adequate remedy at law for the breach or threatened breach by Hollywood or Hollywood's Affiliates of the agreements set forth in this Section 7.12 and, accordingly, Hollywood and each Hollywood's Affiliate further agree that the provisions of Section 9.6 hereof do not apply to this Section 7.12 and that Dickinson may, in lieu of or in addition to the other remedies that may be available to it hereunder (including its rights under Section 8.3) or under applicable law, file a suit in equity to enjoin Hollywood or Hollywood's Affiliates from such breach or threatened breach and consent to the issuance of injunctive relief hereunder.

                 SECTION 7.13 Use of Corporate Names. Hollywood acknowledges that, from and after the Closing, it will have no right, title or interest in or to the name "Dickinson" or any variations thereof. Neither Hollywood nor any of its Affiliates shall use any such names in any business or venture in which such Persons are engaged at any time following the Closing. The covenant set forth in this Section 7.13 shall survive the Closing and shall continue in full force and effect forever and without any limit upon duration.

                 SECTION 7.14 Ramada 4 Theater. Hollywood shall operate the Ramada 4 Theater in Jefferson City, Missouri as a "sub run" movie theater until the earlier of (i) the termination of the lease agreement between Hollywood and the landlord of the Ramada 4 Theater, at which point Hollywood shall be obligated to remove all theater-related equipment from such theater or
(ii) Hollywood's assignment of all of its right, title and interest in and to the lease agreement between Hollywood and the landlord of the Ramada 4 Theater to Dickinson, which assignment shall be in consideration of Dickinson's performance under this Agreement, and shall be of no additional cost to Dickinson at the time of such assignment.


                                  ARTICLE VIII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES
                        AND AGREEMENTS; INDEMNIFICATION

                 SECTION 8.1 Survival of Representations and Agreements. All representations and warranties contained in this Agreement, any Dickinson's Ancillary Documents, any Hollywood's Ancillary Documents or in any certificate, document, affidavit or instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and thereby and shall continue in full force and effect:

                 (a) forever and without any limit upon duration in the case of the representations and warranties of Dickinson set forth in Sections 4.4, 4.13 and 4.14;

                 (b) forever and without any limit upon duration in the case of the representations and warranties of Hollywood set forth in Sections 5.4, 5.13 and 5.14;

                 (c) for a period of one year in the case of all other representations made with respect to Dickinson and Hollywood, their assets, business and operations;

                 (d) all other representations and warranties shall not survive the Closing; and

                 (e) for the comparable periods of time set forth above in this Section 8.1 in the case of each representation and warranty (but no covenant) set forth in any Dickinson's Ancillary Document, Hollywood's Ancillary Document or any certificate, document, affidavit or instrument delivered pursuant to this Agreement, based upon the nature of such representation and warranty when compared to the most analogous representation and warranty set forth above.

Each covenant and agreement set forth in this Agreement, in any Hollywood's Ancillary Document or in any Dickinson's Ancillary Document to be performed after the Closing will survive the Closing in accordance with its terms. All representations, warranties, covenants and agreements made or contained in this Agreement, in any Hollywood's Ancillary Documents, in any Dickinson's Ancillary Document or any certificate, document, affidavit or instrument delivered in accordance with this Agreement shall be deemed to be material and to have been relied upon by the parties hereto.

                 SECTION 8.2 Indemnification of Hollywood. From and after the Closing, Dickinson shall indemnify and hold Hollywood and its directors, officers, employees, agents and Affiliates harmless against any and all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses (including legal and other expenses reasonably incurred in investigating and defending against the same) (collectively, "Liabilities" and each a "Liability") incurred by Hollywood resulting from (a) the breach of any representation or warranty of Dickinson contained in Article IV of this Agreement or in any Dickinson's Ancillary Document that is known to Dickinson or Hollywood on or prior to the Closing (it being acknowledged that Hollywood shall have a continuing right of inspection with respect to the Dickinson Theaters and Dickinson Assets through the Closing Date), (b) any breach of any agreement or covenant of Dickinson contained in this Agreement or in Dickinson's Ancillary Documents, (c) the conduct of the business and operations of the Dickinson Theaters and the Dickinson Assets on and prior to the Closing (exclusive of amounts reimbursable to Dickinson by Hollywood during the period following the Closing as specified in Section 2.4 hereof), (d) Third Party Claims arising prior to Closing, (e) the termination of contracts pursuant to
Section 3.2(e) hereof, (f) the Dickinson Retained Liabilities, other than with respect to Liabilities relating to or arising from Hollywood's breach of a representation, warranty, covenant or agreement made by Hollywood, or (g) any liabilities arising from the operation of any Employee Benefit Plan or the termination of any Employee Benefit Plan prior to or after Closing,





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
provided, however, that notwithstanding anything to the contrary herein no amount shall be payable to Hollywood in indemnification under this Section 8.2 unless the aggregate amount of Liabilities exceeds $50,000. Except in the case of the representations and warranties of Dickinson set forth in Section 4.14, in the event that such aggregate amount of Liabilities exceeds $50,000, Dickinson shall be liable only for the amount of the excess of $50,000.

                 SECTION 8.3 Indemnification of Dickinson. From and after the Closing, Hollywood shall indemnify and hold Dickinson and its directors, officers, employees, agents and Affiliates harmless against any and all Liabilities incurred by Dickinson resulting from (a) the breach of any representation or warranty of Hollywood contained in Article V of this Agreement or in any Hollywood's Ancillary Document that is known to Dickinson or Hollywood on or prior to the Closing (it being acknowledged that Dickinson shall have a continuing right of inspection with respect to the Hollywood Theaters and Hollywood Assets through the Closing Date), (b) any breach of any agreement or covenant of Hollywood contained in this Agreement or in Hollywood's Ancillary Documents, (c) the conduct of the business and operations of the Hollywood Theaters and the Hollywood Assets on and prior to the Closing (exclusive of amounts reimbursable to Hollywood by Dickinson during the period following the Closing as specified in Section 2.4 hereof), (d) Third Party Claims arising prior to Closing, (e) the termination of contracts pursuant to
Section 3.3(e) hereof, (f) the Hollywood Retained Liabilities, other than with respect to Liabilities relating to or arising from Dickinson's breach of a representation, warranty, covenant or agreement made by Dickinson, or (g) any liabilities arising from the operation of any Employee Benefit Plan or the termination of any Employee Benefit Plan prior to or after Closing, provided, however, that notwithstanding anything to the contrary herein no amount shall be payable to Dickinson in indemnification under this Section 8.3 unless the aggregate amount of Liabilities exceeds $50,000. Except in the case of the representations and warranties of Hollywood set forth in Section 5.14, in the event that such aggregate amount of Liabilities exceeds $50,000, Hollywood shall be liable only for the amount of the excess of $50,000.

                 SECTION 8.4 Indemnification for Third Party Claims. The following procedures shall be applicable with respect to indemnification for third party claims arising in connection with any provision of this Agreement.

                 (a) Promptly after receipt by the party seeking indemnification hereunder (an "Indemnitee") of written notice of the assertion or the commencement of any claim, liability or obligation by a third party, whether by legal process or otherwise (a "Claim"), with respect to any matter within the scope of Sections 8.2 or 8.3 hereof, the Indemnitee shall give written notice thereof (the "Notice") to the Person from whom indemnification is sought pursuant hereto (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that the failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless such failure results in (i) a default judgment, (ii) the expiration of the time to answer a complaint or (iii) material prejudice to Indemnitor's defense of such Claim. In case any such Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to the Indemnitee within 30 days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Claim, it shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 8.4(a), the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

                 (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee shall assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, provided that it shall not settle any Claim which would give rise to the Indemnitor's liability under Sections 8.2 or 8.3 hereof, as the case may be, without the Indemnitor's prior written consent, such consent not to be unreasonably withheld. The Indemnitor shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

                 SECTION 8.5 Exclusive Remedy. The remedies expressly provided for in Sections 2.4, 6.12, 7.12, 8, 9.6 and 9.8 shall be the parties' exclusive remedies with respect to the matters covered by this Agreement and no party shall be liable to the other under this Agreement with respect to any matter not initiated within the time limits specified in such sections, if any.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 SECTION 9.1      Expenses.   Except as expressly provided
herein, each of the parties hereto shall bear all costs, expenses and fees incurred or assumed by it in the preparation and execution of this Agreement and in complying with the covenants and agreements contained herein.

                 SECTION 9.2 Notices. All notices and other communications hereunder shall be given by delivery in person, by registered or certified mail (return receipt requested with postage prepaid thereon), by a nationally recognized overnight courier or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have furnished to the other in accordance with the terms of this Section 9.2):

                 if to Dickinson:

                 Dickinson, Inc.
                 5913 Woodson Road
                 Mission, Kansas
                 Attention:  Frank Torchia
                 Facsimile:  (913) 432-9507

                 with a copy to:

                 Steven C. Krueger
                 Morrison & Hecker L.L.P.
                 2610 Grand Avenue
                 Kansas City, Missouri  64108
                 Facsimile: (816) 474-4208

                 if to Hollywood:

                 Hollywood Theaters, Inc.
                 2911 Turtle Creek Blvd.
                 Suite 1150
                 Dallas, Texas 75219
                 Attention:  Thomas W. Stephenson, Jr.
                 Facsimile:  (214) 520-2323

                 with a copy to:

                 Carlos A. Fierro
                 Baker & Botts, L.L.P.
                 2001 Ross Avenue
                 Dallas, TX  75201
                 Facsimile:  (214) 953-6503

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 9.2 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail, 72 hours after being placed in a depository of the United States mails or (c) if delivered by facsimile transmission, upon transmission thereof and receipt of the appropriate answerback or (d) if by nationally recognized overnight courier as of 3:00 p.m. on the day after being delivered to such courier (if delivered to such courier on a timely basis for next day delivery).

                 SECTION 9.3 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and cancels, merges and supersedes all prior oral or written agreements and understandings with respect thereto and the parties hereto have no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein or in the Dickinson's Ancillary Documents or Hollywood's Ancillary Documents. All Exhibits and Schedules hereto are expressly made a part of this Agreement and are incorporated herein by reference.

                 SECTION 9.4 Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other Person any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). Neither party may assign this Agreement without the prior written consent of each of the other party hereto.

                 SECTION 9.5 Amendment; Waivers. This Agreement may be amended only by a written instrument duly executed and delivered on behalf of each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

                 SECTION 9.6      Arbitration.

                 (a) The parties desire to resolve certain disputes, controversies and claims arising out of this Agreement without litigation. Accordingly, except in the case of (i) a dispute, controversy or claim relating to the Covenant Not to Compete in
         Section 6.12 or Section 7.12 hereof or (ii) a suit, action or proceeding to compel either party to comply with the dispute resolution procedures set forth in this Section 9.6, the parties agree to use the following dispute resolution procedures as their sole remedy with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any documents ancillary hereto or their breach.

                 (b) Any party may submit a dispute to arbitration as contemplated by the provisions of this Section 9.6. The arbitration shall be heard and determined by a tribunal of three arbitrators selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Panel"). All decisions and awards by the Arbitration Panel shall be made by majority vote.

                 (c) Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings, the following provisions and procedures shall govern the conduct of any arbitration proceedings pursuant to this Section 9.6:

                          (i) the arbitration proceedings shall be held in Dallas, Texas, in the case of any proceeding commenced by Hollywood, and in Johnson County, Missouri, in the case of any proceeding commenced by Dickinson, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within 30 days of the appointment of the last arbitrator, then at a site chosen by the Arbitration Panel;

                          (ii) the Arbitration Panel shall be and remain at all times wholly independent and impartial;

                          (iii)   the arbitration proceedings shall be
                 conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

                          (iv) any procedural issues not determined under the arbitral rules selected pursuant to subparagraph (c)(iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                          (v) the costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the Arbitration Panel;

                          (vi) the decision of the Arbitration Panel shall be reduced to writing and shall be final, binding and conclusive; and any costs or fees incident to enforcing any award made by the Arbitration Panel shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement; and

                          (vii)   judgment upon any award made by the
                 Arbitration Panel may be enforced in any court having jurisdiction over the person or the assets of the party against whom the award is made.

                 SECTION 9.7 Severability. In the event that any term or provision contained in this Agreement is held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other term or provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

                 SECTION 9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to obtain specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

                 SECTION 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, without regard to principles of conflicts of law, except to the extent that mandatory principles of conflicts of law require the application of laws of another jurisdiction wherein any of the Dickinson Assets or Hollywood Assets are located to determine the validity or effect of the sale, conveyance, transfer or delivery thereof in accordance with the provisions of this Agreement.

                 SECTION 9.10 Headings. The Article and Section headings contained in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not limit, extend or otherwise affect the meaning or interpretation of the provisions hereof.

                 SECTION 9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 SECTION 9.12 Press Releases. None of the parties hereto shall issue press releases or other public communications of any sort relating to this Agreement prior to closing; provided, however, that the parties shall be entitled to make such disclosures as may be required pursuant to applicable law or the lawful requirement of any Governmental Authority or by order of a court of competent jurisdiction.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.



                                       DICKINSON, INC.



                                       By:     /s/ Glen Wood Dickinson, III
                                          ------------------------------------
                                                Glen Wood Dickinson, III
                                                President


                                       HOLLYWOOD THEATERS, INC.



                                       By:     /s/ Thomas W. Stephenson. Jr.
                                          ------------------------------------
                                                Thomas W. Stephenson, Jr.
                                                President